EXHIBIT 99.3
PART II

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our discussion of cautionary statements and significant risks to the company’s business under Item 1A. Risk Factors of the 2015 Form 10-K.
OVERVIEW
Our 2015 sales and revenues were $47.011 billion, a decrease of 15 percent from $55.184 billion in 2014.  The two most significant reasons for the decline from 2014 were weakening economic growth and substantially lower commodity prices. The impact of weak economic growth was most pronounced in developing countries, such as China and Brazil. Lower oil prices had a substantial negative impact on the portion of Energy & Transportation that supports oil drilling and well servicing. Profit in 2015 was $2.512 billion, an increase of 2 percent from $2.452 billion in 2014. The 2015 profit per share was $4.18, up 7 percent from $3.90 in 2014. Profit increased primarily due to the favorable impact of lower net mark-to-market losses related to our pension and other postemployment benefits (OPEB) plans in 2015 than in 2014. This was mostly offset by lower sales volume.
Fourth-quarter 2015 sales and revenues were $11.030 billion, down $3.214 billion from $14.244 billion in the fourth quarter of 2014. Fourth-quarter 2015 loss was $94 million compared with a loss of $822 million in the fourth quarter of 2014. The loss was $0.16 per share in the fourth quarter of 2015 compared with a loss per share of $1.36 in the fourth quarter of 2014. Fourth-quarter 2015 profit per share excluding restructuring costs and mark-to-market losses was $0.93 per share compared with a profit of $1.61 per share excluding restructuring costs and mark-to-market losses in the fourth quarter of 2014.
Highlights for 2015 include:

•	2015 sales and revenues were $47.011 billion, down 15 percent from 2014. Sales declined in all regions and in all segments.

•	Restructuring costs were $898 million in 2015 with an after-tax impact of $1.10 per share.

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Mark-to-market losses related to pension and OPEB plans were $179 million in 2015 with an after-tax impact of $0.19 per share. Mark-to-market losses in 2014 were $2.624 billion with an after-tax impact of $2.76 per share.

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Profit per share was $4.18 in 2015, or $5.47 per share excluding restructuring costs and mark-to-market losses. Profit in 2014 was $3.90 per share, or $7.15 per share excluding restructuring costs and mark-to-market losses.

•	Inventory declined about $1.45 billion during the fourth quarter of 2015. For the full year, inventory decreased about $2.5 billion.

•	Machinery, Energy & Transportation (ME&T) operating cash flow for 2015 was about $5.2 billion.

•	ME&T debt-to-capital ratio was 39.0 percent at the end of 2015, compared with 37.3 percent at the end of 2014. We ended the year with about $6.5 billion of enterprise cash.

•	During the year, we repurchased about $2 billion of Caterpillar stock and increased the quarterly dividend by 10 percent.
Reporting Changes
Effective January 1, 2016, we changed our accounting principle for recognizing actuarial gains and losses and expected return on plan assets for our pension and OPEB plans. See Retirement Benefits discussion on page 35. In addition, effective January 1, 2016, we revised our reportable segments to reflect changes in organizational accountabilities and refinements to our internal reporting. Financial information for all periods presented has been recast to be consistent with the 2016 presentation.

Restructuring Costs
For the past several years, we have incurred substantial restructuring costs as a result of actions to lower our cost structure in response to weak economic conditions in the key industries we serve. In 2015, we incurred $898 million of restructuring costs for employee separation costs related to a reduction in workforce and for costs related to closure and consolidation of numerous manufacturing facilities throughout the company. We incurred restructuring costs of $432 million in 2014, including $273 million related to actions at our Gosselies, Belgium, facility to reduce costs and improve competitiveness. We expect to take additional restructuring actions in 2016 and anticipate that these actions will result in costs of about $400 million.

* Glossary of terms included on pages 23 to 25; first occurrence of terms shown in bold italics.

2015 COMPARED WITH 2014

CONSOLIDATED SALES AND REVENUES
The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between 2014 (at left) and 2015 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company's Board of Directors and employees.

Total sales and revenues were $47.011 billion in 2015, down $8.173 billion, or 15 percent, from 2014. The decrease was largely due to lower sales volume, primarily in Energy & Transportation and Construction Industries. Sales volume was also lower in Resource Industries. Currency had an unfavorable impact of $1.7 billion due to continued strengthening of the U.S. dollar against most currencies, with the largest impact from the euro. We expect the continued strength of the U.S. dollar to negatively impact sales in 2016. While sales for both new equipment and aftermarket parts declined in Energy & Transportation, Construction Industries and Resource Industries, most of the decrease was for new equipment. Financial Products’ revenues declined $178 million.
While price realization was about flat from 2014 to 2015, it was positive in the first half of 2015 and negative over the second half of 2015. We expect that negative trend to continue in 2016. We are experiencing pricing pressure from the competitive nature of the businesses we are in and from the impact of a stronger U.S. dollar.
The two most significant reasons for the decline in sales and revenues from 2014 were weakening economic growth and substantially lower commodity prices. The impact of weak economic growth was most pronounced in developing countries, such as China and Brazil. Lower oil prices had a substantial negative impact on the portion of Energy & Transportation that supports oil drilling and well servicing, where new order rates in 2015 were down close to 90 percent from 2014. We do not expect an improvement in world economic growth or commodity prices in 2016 and expect our 2016 sales and revenues to be lower than 2015.
The impact of changes in dealer machine and engine inventories was about flat. In total, dealer inventories decreased about $1 billion in both 2015 and 2014. We expect that a further decline in sales in 2016 will cause dealers to reduce inventory levels about as much as they did in 2015. Dealers are independent, and there could be many reasons for changes in their inventory levels. In general, dealers adjust inventory based on their expectations of future demand and product delivery times. Dealers’ demand expectations take into account seasonal changes, macroeconomic conditions and other factors. Delivery times can vary based on availability of product from Caterpillar factories and product distribution centers.
Sales declined in all regions. Sales in North America declined 11 percent, primarily in Energy & Transportation with the most significant decrease in rail applications. Sales also declined in Resource Industries and Construction Industries. In Asia/Pacific, sales declined 19 percent, primarily due to lower end-user demand for construction and mining equipment and oil and gas applications. The impact of currency was also unfavorable, as our sales in Japanese yen and Australian dollars translated into fewer U.S. dollars. In EAME, sales declined 14 percent, primarily due to the unfavorable impact of currency, as our sales in euros translated into fewer U.S. dollars. The remaining sales decline is primarily due to lower sales in Russia as a recession slowed demand and the absence of a large power generation project that occurred in 2014. Latin America sales decreased 28 percent due to lower end-user demand, mostly for construction equipment. The decline was due to continued widespread economic weakness across the region with the most significant decline in Brazil due to continued weak construction activity resulting from depressed economic conditions.
By segment, sales decreased in Energy & Transportation, Construction Industries and Resource Industries. Energy & Transportation’s sales declined 17 percent with much of the decline a result of low oil prices. Construction Industries’ sales declined 14 percent, primarily due to lower end-user demand and the unfavorable impact of currency. Resource Industries’ sales declined 15 percent, primarily due to weaker demand for mining products, partially offset by the favorable impact of changes in dealer inventories, as dealer inventories decreased more in 2014 than in 2015. Financial Products' segment revenues decreased 7 percent, primarily due to lower average earning assets and lower average financing rates.

CONSOLIDATED OPERATING PROFIT
The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between 2014 (at left) and 2015 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company's Board of Directors and employees. The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.

Operating profit for 2015 was $3.785 billion, an increase of $471 million from 2014. The most significant item was the favorable impact of lower net mark-to-market losses related to our pension and OPEB plans. See Retirement Benefits discussion on page 35. Remaining was a decline of $1.974 billion which was primarily the result of lower sales volume and higher restructuring costs, partially offset by lower manufacturing costs, the favorable impact of currency and lower SG&A and R&D expenses.
Restructuring costs of $898 million in 2015, included in corporate items, were primarily related to a reduction in workforce across the company. In 2014, restructuring costs were $432 million, primarily related to a workforce reduction at the Gosselies, Belgium, facility and other actions across the company. Our restructuring activities continued in 2015 as part of our ongoing efforts to optimize our cost structure and improve the efficiency of our operations. In 2016, we expect to incur restructuring costs related to programs started in 2015 and for additional actions to further improve our long-term cost structure.
Manufacturing costs were lower primarily due to improved material costs and lower incentive compensation expense. Favorable material costs were due to declines in commodity prices and a focus on reducing the cost of components in our products. These lower costs were partially offset by the unfavorable impact of cost absorption as there was a more significant inventory decline in 2015 than 2014, and manufacturing inefficiencies driven by costs decreasing at a lower rate than production volume. In 2016, we expect lower material costs as a result of lower commodity prices and supplier collaboration, favorable cost absorption as we expect a smaller inventory decline in 2016 than in 2015 and favorable variable manufacturing costs as we focus on operational improvements.

The favorable impact of currency was primarily due to the strengthening of the U.S. dollar in relation to the Japanese yen and British pound, as we are a net exporter from Japan and the United Kingdom.
SG&A and R&D expenses declined as lower incentive compensation expense was partially offset by higher spending for new product introductions.
Short-term incentive compensation expense related to 2015, was about $585 million compared to about $1.3 billion of short-term incentive compensation expense related to 2014. Short-term incentive compensation expense is directly related to financial and operational performance measured against targets set annually.
In 2016, we expect a greater proportion of the expected sales decline will occur in higher margin products for the oil and gas and mining industries, likely resulting in an unfavorable impact on operating margin.

Other Profit/Loss Items
Other income/expense was income of $161 million in 2015, compared with income of $322 million in 2014. The change was primarily due to the unfavorable net impact of currency translation and hedging gains and losses, partially offset by a gain of $120 million on the sale of the remaining 35 percent interest in our former third party logistics business. Translation and hedging losses in 2015 totaled $173 million primarily due to the Brazilian real and Japanese yen. In 2014, translation and hedging gains were $137 million primarily due to the euro.
The provision for income taxes for 2015 reflects an effective tax rate of 25.5 percent compared with 23.4 percent for 2014, excluding the items discussed below. The increase is primarily due to a less favorable geographic mix of profits from a tax perspective in 2015 as lower mark-to-market losses related to our pension and OPEB plans were partially offset by higher restructuring costs, both primarily at higher U.S. tax rates.
The provision for income taxes for 2015 also includes a $42 million net charge to increase unrecognized tax benefits by $68 million partially offset by a benefit of $26 million to record U.S. refund claims related to prior tax years currently under examination. Our consideration of decisions by the U.S. Court of Appeals for the Second Circuit in 2015 involving other taxpayers caused us to increase our unrecognized tax benefits related to foreign tax credits that arose as a result of certain financings.
The 2014 tax provision also included a benefit of $23 million for the release of a valuation allowance against the deferred tax assets of a non-U.S. subsidiary and a net benefit of $21 million to adjust prior years’ U.S. taxes and interest.

Segment Information

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
2015
Construction Industries [1]	$17,797	(14)%	$9,006	(2)%	$1,546	(41)%	$3,930	(12)%	$3,315	(24)%
Resource Industries [2]	7,739	(15)%	2,953	(12)%	1,231	(20)%	1,769	(18)%	1,786	(15)%
Energy & Transportation [3]	18,519	(17)%	8,204	(18)%	1,651	(17)%	5,365	(16)%	3,299	(15)%
All Other Segments [4]	203	(14)%	79	(13)%	14	(56)%	52	16%	58	(15)%
Corporate Items and Eliminations	(111)		(118)		2		—		5
Machinery, Energy & Transportation Sales	44,147	(15)%	20,124	(11)%	4,444	(28)%	11,116	(14)%	8,463	(19)%

Financial Products Segment	3,078	(7)%	1,812	2%	400	(15)%	408	(17)%	458	(20)%
Corporate Items and Eliminations	(214)		(111)		(42)		(22)		(39)
Financial Products Revenues	2,864	(6)%	1,701	4%	358	(14)%	386	(18)%	419	(19)%

Consolidated Sales and Revenues	$47,011	(15)%	$21,825	(10)%	$4,802	(27)%	$11,502	(15)%	$8,882	(19)%

2014
Construction Industries [1]	$20,590		$9,158		$2,632		$4,449		$4,351
Resource Industries [2]	9,134		3,342		1,531		2,153		2,108
Energy & Transportation [3]	22,306		10,058		1,978		6,378		3,892
All Other Segments [4]	236		91		32		45		68
Corporate Items and Eliminations	(124)		(90)		(1)		(34)		1
Machinery, Energy & Transportation Sales	52,142		22,559		6,172		12,991		10,420

Financial Products Segment	3,313		1,782		468		494		569
Corporate Items and Eliminations	(271)		(145)		(51)		(26)		(49)
Financial Products Revenues	3,042		1,637		417		468		520

Consolidated Sales and Revenues	$55,184		$24,196		$6,589		$13,459		$10,940

[1]	Does not include inter-segment sales of $109 million and $124 million in 2015 and 2014, respectively.

[2]	Does not include inter-segment sales of $332 million and $428 million in 2015 and 2014, respectively.

[3]	Does not include inter-segment sales of $2,877 million and $3,386 million in 2015 and 2014, respectively.

[4]	Does not include inter-segment sales of $390 million and $485 million in 2015 and 2014, respectively.

Sales and Revenues by Segment
(Millions of dollars)	2014	Sales Volume	Price Realization	Currency	Other	2015	$ Change	% Change

Construction Industries	$20,590	$(2,003)	$17	$(807)	$—	$17,797	$(2,793)	(14)%
Resource Industries	9,134	(1,133)	(76)	(186)	—	7,739	(1,395)	(15)%
Energy & Transportation	22,306	(3,166)	63	(684)	—	18,519	(3,787)	(17)%
All Other Segments	236	(28)	—	(5)	—	203	(33)	(14)%
Corporate Items and Eliminations	(124)	16	1	(4)	—	(111)	13
Machinery, Energy & Transportation Sales	52,142	(6,314)	5	(1,686)	—	44,147	(7,995)	(15)%

Financial Products Segment	3,313	—	—	—	(235)	3,078	(235)	(7)%
Corporate Items and Eliminations	(271)	—	—	—	57	(214)	57
Financial Products Revenues	3,042	—	—	—	(178)	2,864	(178)	(6)%

Consolidated Sales and Revenues	$55,184	$(6,314)	$5	$(1,686)	$(178)	$47,011	$(8,173)	(15)%

Operating Profit (Loss) by Segment
(Millions of dollars)	2015	2014	$ Change	% Change
Construction Industries	$1,865	$2,133	$(268)	(13)%
Resource Industries	1	565	(564)	(100)%
Energy & Transportation	3,390	4,287	(897)	(21)%
All Other Segments	(75)	19	(94)	(495)%
Corporate Items and Eliminations	(1,911)	(4,297)	2,386
Machinery, Energy & Transportation	3,270	2,707	563	21%

Financial Products Segment	809	901	(92)	(10)%
Corporate Items and Eliminations	(35)	(16)	(19)
Financial Products	774	885	(111)	(13)%
Consolidating Adjustments	(259)	(278)	19
Consolidated Operating Profit	$3,785	$3,314	$471	14%

Construction Industries
Construction Industries’ sales were $17.797 billion in 2015, a decrease of $2.793 billion, or 14 percent, from 2014. The sales decrease was due to lower sales volume and the unfavorable impact of currency. While sales for both new equipment and aftermarket parts declined, most of the decrease was for new equipment.

•	The decrease in sales volume was primarily due to lower deliveries to end users caused by widespread economic weakness primarily in developing countries.

•	The unfavorable currency impact was primarily from a weaker euro, Japanese yen and Brazilian real, as sales in these currencies translated into fewer U.S. dollars.
Sales decreased in all geographic regions.

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In Asia/Pacific, the sales decline was primarily due to lower sales in China and Japan. In China, the lower sales resulted primarily from continued weak residential and nonresidential construction activity, which we expect to continue in 2016. Sales in Japan declined due to a weaker Japanese yen, as sales in yen translated into fewer U.S. dollars.

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Decreases in Latin America were primarily related to lower demand due to continued weak construction activity with the most significant impact in Brazil. In addition, the absence of a large government order that occurred in 2014 and the unfavorable impact of a weaker Brazilian real contributed to the decline in sales in Brazil.

•	Sales declined in EAME primarily due to the unfavorable impact of currency, as sales in euros translated into fewer U.S. dollars.

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In North America, the sales decline was due to both lower end-user demand and unfavorable changes in dealer inventory, as dealer inventories remained relatively flat in 2015 compared to an increase in 2014. Lack of investment in oil and gas-related construction activity and a decline in infrastructure spending were partially offset by stronger activity in residential and nonresidential building construction. We believe declines in construction activity related to oil and gas have resulted in availability of existing construction equipment for other purposes. We expect general and heavy construction activity to expand in 2016 in the United States. However, we believe this will not translate into higher sales volume in the United States because low construction activity related to oil and gas will continue to free up equipment for building and infrastructure construction jobsites.

Construction Industries’ profit was $1.865 billion in 2015, compared with $2.133 billion in 2014. The decrease in profit was primarily due to lower sales volume, partially offset by lower manufacturing costs, SG&A and R&D expenses and the favorable impact of currency. Manufacturing costs were favorable primarily due to lower incentive compensation expense and improved material costs. SG&A and R&D expenses were lower primarily due to lower incentive compensation expense.

Resource Industries
Resource Industries’ sales were $7.739 billion in 2015, a decrease of $1.395 billion, or 15 percent, from 2014, primarily due to lower sales volume and the unfavorable impact of currency, mostly the euro and Australian dollar. Price realization was slightly unfavorable, resulting from a competitive pricing environment. Sales declined for both new equipment and aftermarket parts. We believe some mining companies are continuing to curtail maintenance and rebuild activities.
Commodity prices remained weak, and mining customers continued to focus on improving productivity in existing mines and reducing their total capital expenditures as they have for the last several years. As a result, sales and new orders in Resource Industries continued to weaken. We are expecting a further decline in sales volume in 2016 as a result of continued reductions in mining-related commodity prices and difficult financial conditions for many mining customers around the world.
The sales volume decrease was partially offset by the favorable impact of changes in dealer inventories. While dealers continued to reduce inventories in 2015, the reductions were less significant than in 2014.
Sales decreased in all geographic regions.

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In EAME, the sales decline was primarily due to lower end-user demand and the unfavorable impact of currency due to a weaker euro, as sales in euro translated into fewer U.S. dollars. The decline was partially offset by the favorable impact of changes in dealer inventories. While dealers continued to reduce inventories in 2015, the reductions were less significant than in 2014.

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In North America, the sales decline was primarily due to lower end-user demand driven by lower sales of mining equipment partially offset by increases in sales of equipment used to support the quarry and aggregate industry and the favorable impact of changes in dealer inventories. While dealers continued to reduce inventories in 2015, the reductions were less significant than in 2014.

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Sales declined in Asia/Pacific primarily due to lower end-user demand and the unfavorable impact of currency, mostly due to the Australian dollar, as sales translated into fewer U.S. dollars, partially offset by the favorable impact of changes in dealer inventories. While dealers continued to reduce inventories in 2015, the reductions were less significant than in 2014.

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Decreases in Latin America were primarily related to continued weak mining activity and slightly unfavorable price realization resulting from a competitive pricing environment. The decline was partially offset by the favorable impact of changes in dealer inventories. While dealers continued to reduce inventories in 2015, the reductions were less significant than in 2014.

Resource Industries’ profit was $1 million in 2015, compared with profit of $565 million in 2014. The decrease was primarily the result of lower sales volume, higher spending for new product introductions and unfavorable price realization, partially offset by lower manufacturing costs, primarily from improved material costs. We expect unfavorable price realization in 2016 due to continued pricing pressure from the competitive nature of the business and the impact of a stronger U.S. dollar.

Energy & Transportation
Energy & Transportation’s sales were $18.519 billion in 2015, a decrease of $3.787 billion, or 17 percent, from 2014. The sales decrease was primarily due to lower sales volume and the unfavorable impact of currency, mainly from a weaker euro. Sales decreased in all geographic regions and across all applications.

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Oil and Gas - The sales decrease was driven by lower end-user demand as oil prices continued to decline. Sales decreased in all regions. In North America, sales were lower primarily due to a decline in end-user demand for reciprocating engines used in drilling, well servicing and gas compression applications. Sales declined in Asia/Pacific primarily from lower end-user demand for equipment used in drilling applications and the unfavorable impact of changes in dealer inventories as inventories decreased in 2015 and were about flat in 2014. In Latin America, sales were lower primarily due to the absence of a large project that occurred in 2014. Sales declined in EAME due to depressed oil prices and the unfavorable impact of currency, primarily from a weaker euro.
During the first half of 2015, sales remained at relatively high levels for equipment used in gas compression, well servicing and drilling because we started the year with a substantial order backlog. Sales declined during the second half of 2015 as orders from the backlog were shipped and new order levels were weak. Because of that impact, along with the further decline in oil prices, we expect reciprocating engine sales in well servicing, drilling and gas compression to decline in 2016. Sales in our turbine business are also expected to decline in 2016. Based on the current backlog and recent quotation activity, decreases in turbine sales related to oil projects in 2016 are expected to more than offset increases in turbine sales related to gas compression.

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Transportation - Sales decreased in North America and were about flat in all other geographic regions. In North America, sales into rail applications decreased primarily due to the absence of a Tier IV locomotive offering and lower sales of recyclable materials. The decline of recyclable materials was driven primarily by the year-over-year decrease in scrap prices and the lower volume of railcars available to scrap.

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Power Generation - Sales decreased in EAME and North America and were about flat in all other regions. In EAME, the sales decline was primarily due to lower end-user demand resulting from the absence of a large project that occurred in 2014, weak economic conditions and political instability in the region, and the negative impact of currency. Sales declined in North America mostly due to the absence of several large projects and unfavorable impact of changes in dealer inventories as inventories decreased in 2015 and were about flat in 2014.

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Industrial - Sales decreased in all regions except Latin America which was about flat. In EAME, sales decreased primarily due to lower end-user demand for engines used by original equipment manufacturers for agriculture and construction applications and the unfavorable impact of currency. In both Asia/Pacific and North America, lower demand for most industrial applications contributed to the sales decrease.

While oil and gas represents the most significant decline, continuing weakness in economic conditions in much of the world is expected to be negative for sales of power generation equipment, industrial engines, marine and rail in 2016.
Energy & Transportation’s profit was $3.390 billion in 2015, compared with $4.287 billion in 2014. The decrease was primarily due to lower sales volume, which includes a favorable mix of products, partially offset by lower incentive compensation expense.
Excluding incentive compensation expense, manufacturing costs were about flat as improved material costs were about offset by the unfavorable impact of cost absorption and manufacturing inefficiencies driven by costs decreasing at a lower rate than production volume. The unfavorable impact of cost absorption resulted from a significant decrease in inventory in 2015, compared to an increase in inventory in 2014.
SG&A and R&D expenses were favorable as lower incentive compensation expense was partially offset by increases in program spending including for new product introductions.

Financial Products Segment
Financial Products’ revenues were $3.078 billion, a decrease of $235 million, or 7 percent, from 2014. The decline was primarily due to lower average earning assets and lower average financing rates. Average earning assets were down in Asia/Pacific, Latin America and EAME, partially offset by higher average earning assets in North America. Average financing rates decreased primarily in North America and EAME.
Financial Products’ profit was $809 million in 2015, compared with $901 million in 2014. The decrease was primarily due to a $68 million decrease in net yield on average earning assets reflecting changes in the geographic mix of margin and currency impacts and a $55 million unfavorable impact from lower average earning assets, partially offset by a $33 million decrease in the provision for credit losses at Cat Financial. The decrease in provision for credit losses at Cat Financial was primarily due to a favorable impact from changes in the allowance rate and a favorable impact from changes in portfolio balances, partially offset by an increase in write-offs, net of recoveries. The favorable impact from changes in the allowance rate was driven by changes in certain assumptions within the allowance for credit loss model. During 2015, as a result of management's review, the loss emergence period and loss given default assumptions were updated and resulted in a decrease to the allowance for credit losses of $66 million.
At the end of 2015, past dues at Cat Financial were 2.14 percent, compared with 2.17 percent at the end of 2014. Write-offs, net of recoveries, were $155 million for the full-year 2015, compared with $104 million for the full-year 2014. The increase in write-offs, net of recoveries, was primarily driven by the mining and marine portfolios.

As of December 31, 2015, Cat Financial's allowance for credit losses totaled $338 million, or 1.22 percent of net finance receivables, compared with $401 million, or 1.36 percent of net finance receivables, at year-end 2014.

Corporate Items and Eliminations
Expense for corporate items and eliminations was $1.946 billion in 2015, a decrease of $2.367 billion from 2014. Corporate items and eliminations include: corporate-level expenses; restructuring costs; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences for ME&T, as segment profit is reported using annual fixed exchange rates, and inter-segment eliminations.
The most significant item was the favorable impact of net mark-to-market losses related to our pension and OPEB plans. Net mark-to-market losses in 2015 were $179 million compared to net mark-to-market losses of $2.624 billion in 2014. See Retirement Benefits discussion on page 35. The remaining increase in expense in 2015 was primarily due to a $466 million increase in restructuring costs and an unfavorable impact from methodology differences, partially offset by a favorable impact from timing differences and lower retirement benefits costs (excluding mark-to-market losses).

FOURTH QUARTER 2015 COMPARED WITH FOURTH QUARTER 2014

CONSOLIDATED SALES AND REVENUES
The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the fourth quarter of 2014 (at left) and the fourth quarter of 2015 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company's Board of Directors and employees.

Sales and Revenues
Total sales and revenues were $11.030 billion in the fourth quarter of 2015, compared with $14.244 billion in the fourth quarter of 2014, a decline of $3.214 billion, or 23 percent. The decrease was primarily due to lower sales volume and the unfavorable impact of currency due to continued strengthening of the U.S. dollar against most currencies, with about half of the impact from the euro. The two most significant reasons for the decline in sales in 2015 were weakening economic growth primarily in developing countries and substantially lower commodity prices, most notably oil. While sales for both new equipment and aftermarket parts declined in all segments, most of the decrease was for new equipment.
Sales declined in all regions. In North America, sales decreased 26 percent due to lower end-user demand, primarily in Energy & Transportation, and unfavorable changes in dealer inventories, mostly in Construction Industries. In EAME, sales declined 20 percent, mostly due to lower end-user demand for products used in Energy & Transportation applications and the unfavorable impact of currency, as sales in euros translated into fewer U.S. dollars. Sales decreased 36 percent in Latin America, primarily due to widespread economic weakness across the region, which had a negative impact on construction and mining activity and demand for products used in oil and gas applications. The most significant decrease was in Brazil. Asia/Pacific sales declined 16 percent, primarily due to lower end-user demand for Energy & Transportation applications and products used in mining. In addition, the impact of currency was unfavorable as sales, mostly in Australian dollars and Japanese yen, translated into fewer U.S. dollars. These unfavorable items were partially offset by favorable changes in dealer inventories as dealers reduced inventories more significantly in the fourth quarter of 2014 compared to the fourth quarter of 2015.
Sales decreased in all segments. Energy & Transportation’s sales declined 28 percent as sales decreased due to lower end-user demand and the unfavorable impact of currency. Construction Industries’ sales decreased 17 percent, primarily due to the unfavorable impact of changes in dealer inventories as dealers decreased inventories more significantly in the fourth quarter of 2015 compared to the fourth quarter of 2014. Additionally, dealer deliveries to end users, the impact of currency and price realization were unfavorable. Resource Industries’ sales declined 23 percent, mostly due to continued low end-user demand. Financial Products’ segment revenues were down 8 percent, primarily due to lower average earning assets and lower average financing rates.

CONSOLIDATED OPERATING PROFIT
The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the fourth quarter of 2014 (at left) and the fourth quarter of 2015 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company's Board of Directors and employees. The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.

Operating loss for the fourth quarter of 2015 was $175 million, compared with an operating loss of $1.420 billion in the fourth quarter of 2014. The increase was due to the favorable impact of lower net mark-to-market losses related to our pension and OPEB plans. See Retirement Benefits discussion on page 35. Excluding the net mark-to-market losses, the remaining decline of $1.175 billion was primarily a result of lower sales volume reflecting weak market conditions in most of the industries we serve, higher restructuring costs and unfavorable price realization. These items were partially offset by favorable manufacturing costs and lower SG&A and R&D expenses.
The unfavorable price realization resulted from competitive market conditions and an unfavorable geographic mix of sales.
Manufacturing costs were favorable due to lower incentive compensation expense, lower spending due to cost reduction efforts and improved material costs partially offset by the unfavorable impact of cost absorption as inventory decreased more significantly in the fourth quarter of 2015 than in the fourth quarter of 2014.
SG&A and R&D expenses were favorable due to lower incentive compensation expense and lower spending due to cost reduction efforts.
Although the strong U.S. dollar had a negative impact to our sales, our sizable manufacturing presence outside of the United States resulted in a favorable impact to costs and operating profit.
Restructuring costs of $679 million in the fourth quarter of 2015 were primarily related to a reduction in workforce. In the fourth quarter of 2014, restructuring costs were $94 million.

Other Profit/Loss Items
Other income/expense in the fourth quarter of 2015 was income of $54 million, compared with income of $46 million in the fourth quarter of 2014. The favorable change was primarily due to gains on the sale of securities in the fourth quarter of 2015 partially offset by an unfavorable net impact of currency translation and hedging gains and losses. Translation and hedging losses in the fourth quarter of 2015 were $12 million compared to translation and hedging gains of $11 million in 2014.
The provision for income taxes for the fourth quarter of 2015 reflects an effective tax rate of 25.5 percent compared with 23.4 percent for the fourth quarter of 2014, excluding the items discussed below. The increase is primarily due to a less favorable geographic mix of profits from a tax perspective in 2015 as lower mark-to-market losses related to our pension and OPEB plans were partially offset by higher restructuring costs, both primarily at higher U.S. tax rates.
The provision for income taxes for the fourth quarter of 2015 also includes a benefit of $92 million related to the decrease from the third-quarter estimated annual tax rate of 28 percent, primarily due to the renewal in the fourth quarter of the U.S. research and development tax credit. The provision for income taxes for the fourth quarter of 2014 also included benefits of $307 million related to a decrease from the third-quarter estimated annual effective tax rate of 30 percent largely due to the impact of the mark-to-market losses primarily at higher U.S. tax rates related to our pension and OPEB plans and $23 million for the release of a valuation allowance against the deferred tax assets of a non-U.S. subsidiary.

Segment Information

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
Fourth Quarter 2015
Construction Industries [1]	$3,905	(17)%	$1,863	(15)%	$298	(50)%	$942	(3)%	$802	(17)%
Resource Industries [2]	1,878	(23)%	616	(31)%	280	(31)%	454	(21)%	528	(7)%
Energy & Transportation [3]	4,544	(28)%	1,944	(32)%	411	(24)%	1,431	(29)%	758	(20)%
All Other Segments [4]	37	(27)%	17	(6)%	1	(89)%	6	(54)%	13	18%
Corporate Items and Eliminations	(46)	—	(47)		—		—		1
Machinery, Energy & Transportation Sales	10,318	(24)%	4,393	(26)%	990	(36)%	2,833	(20)%	2,102	(16)%

Financial Products Segment	746	(8)%	452	—%	97	(13)%	97	(16)%	100	(25)%
Corporate Items and Eliminations	(34)		(6)		(13)		(5)		(10)
Financial Products Revenues	712	(4)%	446	8%	84	(15)%	92	(16)%	90	(26)%

Consolidated Sales and Revenues	$11,030	(23)%	$4,839	(23)%	$1,074	(35)%	$2,925	(20)%	$2,192	(16)%

Fourth Quarter 2014
Construction Industries [1]	$4,704		$2,181		$594		$967		$962
Resource Industries [2]	2,442		894		405		574		569
Energy & Transportation [3]	6,333		2,839		544		2,003		947
All Other Segments [4]	51		18		9		13		11
Corporate Items and Eliminations	(30)		(28)		—		(3)		1
Machinery, Energy & Transportation Sales	13,500		5,904		1,552		3,554		2,490

Financial Products Segment	811		451		112		115		133
Corporate Items and Eliminations	(67)		(37)		(13)		(6)		(11)
Financial Products Revenues	744		414		99		109		122

Consolidated Sales and Revenues	$14,244		$6,318		$1,651		$3,663		$2,612

[1]	Does not include inter-segment sales of $43 million and $25 million in the fourth quarter 2015 and 2014, respectively.

[2]	Does not include inter-segment sales of $82 million and $111 million in the fourth quarter 2015 and 2014, respectively.

[3]	Does not include inter-segment sales of $615 million and $863 million in the fourth quarter 2015 and 2014, respectively.

[4]	Does not include inter-segment sales of $99 million and $109 million in the fourth quarter 2015 and 2014, respectively.

Sales and Revenues by Segment
(Millions of dollars)	Fourth Quarter 2014	Sales Volume	Price Realization	Currency	Other	Fourth Quarter 2015	$ Change	% Change

Construction Industries	$4,704	$(542)	$(101)	$(156)	$—	$3,905	$(799)	(17)%
Resource Industries	2,442	(488)	(20)	(56)	—	1,878	(564)	(23)%
Energy & Transportation	6,333	(1,615)	(3)	(171)	—	4,544	(1,789)	(28)%
All Other Segments	51	(13)	—	(1)	—	37	(14)	(27)%
Corporate Items and Eliminations	(30)	(14)	—	(2)	—	(46)	(16)
Machinery, Energy & Transportation Sales	13,500	(2,672)	(124)	(386)	—	10,318	(3,182)	(24)%

Financial Products Segment	811	—	—	—	(65)	746	(65)	(8)%
Corporate Items and Eliminations	(67)	—	—	—	33	(34)	33
Financial Products Revenues	744	—	—	—	(32)	712	(32)	(4)%

Consolidated Sales and Revenues	$14,244	$(2,672)	$(124)	$(386)	$(32)	$11,030	$(3,214)	(23)%

Operating Profit (Loss) by Segment
(Millions of dollars)	Fourth Quarter 2015	Fourth Quarter 2014	$ Change	% Change
Construction Industries	$178	$313	$(135)	(43)%
Resource Industries	(80)	70	(150)	(214)%
Energy & Transportation	741	1,141	(400)	(35)%
All Other Segments	(39)	(4)	(35)	(875)%
Corporate Items and Eliminations	(1,088)	(3,082)	1,994
Machinery, Energy & Transportation	(288)	(1,562)	1,274	82%

Financial Products Segment	191	197	(6)	(3)%
Corporate Items and Eliminations	(15)	12	(27)
Financial Products	176	209	(33)	(16)%
Consolidating Adjustments	(63)	(67)	4
Consolidated Operating Profit (Loss)	$(175)	$(1,420)	$1,245	88%

Construction Industries
Construction Industries’ sales were $3.905 billion in the fourth quarter of 2015, a decrease of $799 million, or 17 percent, from the fourth quarter of 2014. The decrease in sales was mostly due to lower volume and the unfavorable impact of currency. While sales declined for both new equipment and aftermarket parts, most of the decrease was for new equipment.

•
Sales volume declined primarily due to the unfavorable impact of changes in dealer inventories as dealers decreased inventories more significantly in the fourth quarter of 2015 compared to the fourth quarter of 2014. In addition, deliveries to end users decreased.

•	The unfavorable impact of currency was largely due to the euro, Japanese yen and Brazilian real.
Sales decreased in North America, Latin America and Asia/Pacific, while sales in EAME were about flat.

•
In North America, sales declined mostly due to dealers substantially reducing inventories in the fourth quarter of 2015, compared to maintaining inventory levels in the fourth quarter of 2014. Although residential and nonresidential construction activity is improving, sales to end users were lower than the fourth quarter of 2014. We believe declines in construction activity related to oil and gas has resulted in availability of existing construction equipment for other purposes.

•
In Latin America, dealer deliveries were down across the region, with the most significant decline in Brazil due to continued weak construction activity resulting from depressed economic conditions. In addition, sales declined due to the unfavorable impact of changes in dealer inventories as dealers lowered inventories in the fourth quarter of 2015, compared to relatively flat inventories in the fourth quarter of 2014.

•
In Asia/Pacific, the sales decline was primarily due to lower sales in China and India and the unfavorable impact of currency. The most significant decline was in China, a result of continued weak residential and nonresidential construction activity. The unfavorable impact of currency was primarily due to the weaker Japanese yen and Australian dollar.

•
Sales in EAME were about flat as lower end-user demand and the unfavorable impact of currency were about offset by the favorable impact of changes in dealer inventories. Dealers lowered inventories more in the fourth quarter of 2014 than in the fourth quarter of 2015.

Construction Industries’ profit was $178 million in the fourth quarter of 2015, compared with $313 million in the fourth quarter of 2014. The decrease in profit was primarily due to lower sales volume, unfavorable price realization resulting from competitive market conditions and an unfavorable geographic mix of sales, and an unfavorable impact from litigation. The decline was partially offset by favorable manufacturing costs and lower SG&A and R&D expenses. The reduction in manufacturing costs and SG&A and R&D expenses was primarily due to lower incentive compensation expense and cost reduction efforts.
Resource Industries
Resource Industries’ sales were $1.878 billion in the fourth quarter of 2015, a decrease of $564 million, or 23 percent, from the fourth quarter of 2014. The decline was primarily due to lower sales volume. Sales were lower for both new equipment and aftermarket parts. We believe mining companies are continuing to curtail maintenance and rebuild activities.
The sales decrease was primarily due to lower end-user demand across all regions. This was partially offset by the favorable impact of changes in dealer inventories, primarily in Asia/Pacific, as dealer inventories were about flat in the fourth quarter of 2015, compared to a decline in the fourth quarter of 2014.
Commodity prices remained weak and mining customers continued to focus on improving productivity in existing mines and reducing their total capital expenditures, as they have for several years. As a result, sales and new orders in Resource Industries continue to be weak.
Resource Industries incurred a loss of $80 million in the fourth quarter of 2015, compared with profit of $70 million in the fourth quarter of 2014. The unfavorable change was primarily the result of lower sales volume partially offset by improved manufacturing costs.
Manufacturing costs were favorable due to lower period costs resulting from cost reduction efforts and improved material costs.
SG&A and R&D expenses were about flat, as higher spending for new product introductions was about offset by lower SG&A expenses.
Energy & Transportation
Energy & Transportation’s sales were $4.544 billion in the fourth quarter of 2015, a decrease of $1.789 billion, or 28 percent, from the fourth quarter of 2014. The decrease was primarily the result of lower sales volume and the unfavorable impact of currency, mostly from the euro. Sales decreased in all applications.

•
Oil and Gas - Sales continued to decrease in much of the world due to substantially lower oil prices. The decline was most pronounced in equipment used for well servicing and drilling applications, with the most significant impact in North America, our largest market for well servicing. Demand for reciprocating engines used in gas compression was also down.

•
Power Generation - Sales decreased in EAME and North America and were about flat in Latin America and Asia/Pacific. In EAME, sales decreased primarily due to the absence of a large project in the fourth quarter of 2014. In North America, sales declined primarily due to the absence of several large projects and unfavorable changes in dealer inventories as dealers decreased inventories in the fourth quarter of 2015 and increased inventories in the fourth quarter of 2014.

•	Transportation - Sales decreased in North America and were about flat in all other geographic regions. In North America, sales weakened primarily due to the absence of a Tier IV locomotive offering.

•
Industrial - Sales were lower in all regions. Lower sales in EAME were mostly the result of lower demand and the unfavorable impact of currency. In Asia/Pacific, North America and Latin America, the decline in sales was primarily due to lower end-user demand for most industrial applications primarily due to weak economic conditions.

Energy & Transportation’s profit was $741 million in the fourth quarter of 2015, compared with $1.141 billion in the fourth quarter of 2014. The decrease was due to lower sales volume partially offset by lower costs, primarily incentive compensation expense, and favorable product mix due to the absence of the sale of a large power generation project in EAME that was recognized in the fourth quarter of 2014.

Financial Products Segment
Financial Products’ revenues were $746 million in the fourth quarter of 2015, a decrease of $65 million, or 8 percent, from the fourth quarter of 2014. The decline was primarily due to lower average earning assets and lower average financing rates. Average earning assets were down in Asia/Pacific, Latin America and EAME, partially offset by higher average earning assets in North America. Average financing rates were down in North America, EAME and Asia/Pacific, partially offset by higher rates in Latin America.
Financial Products’ profit was $191 million in the fourth quarter of 2015, compared with $197 million in the fourth quarter of 2014. The decrease was primarily due to a $17 million unfavorable impact from lower average earning assets, a $10 million decrease in net yield on average earning assets reflecting changes in the geographic mix of margin and currency impacts and a $10 million unfavorable impact from returned or repossessed equipment. These decreases were partially offset by a $24 million increase in gains on sales of securities at Caterpillar Financial Insurance Services and a $12 million decrease in SG&A expenses due to lower incentive compensation expense.
Corporate Items and Eliminations
Expense for corporate items and eliminations was $1.103 billion in the fourth quarter of 2015, a decrease of $1.967 billion from the fourth quarter of 2014. Corporate items and eliminations include: corporate-level expenses; restructuring costs; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences for ME&T, as segment profit is reported using annual fixed exchange rates; and inter-segment eliminations.
The decrease was due to the favorable impact of lower net mark-to-market losses related to our pension and OPEB plans. Net mark-to-market losses in the fourth quarter of 2015 were $214 million compared to net mark-to-market losses of $2.634 billion in the fourth quarter of 2014. See Retirement Benefits discussion on page 35. The remaining increase in expense from the fourth quarter of 2014 was primarily due to a $585 million increase in restructuring costs partially offset by timing differences.

Following are sales and revenues by geographic region for the second and third quarters of 2015 recast to be consistent with the 2016 segment presentation.

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	North America	Latin America	EAME	Asia/ Pacific
Second Quarter 2015
Construction Industries [1]	$4,803	$2,587	$408	$1,012	$796
Resource Industries [2]	2,048	847	327	424	450
Energy & Transportation [3]	4,708	2,035	444	1,363	866
All Other Segments [4]	55	20	7	12	16
Corporate Items and Eliminations	(31)	(33)	1	—	1
Machinery, Energy & Transportation Sales	11,583	5,456	1,187	2,811	2,129

Financial Products Segment	785	456	105	101	123
Corporate Items and Eliminations	(51)	(25)	(10)	(6)	(10)
Financial Products Revenues	734	431	95	95	113

Consolidated Sales and Revenues	$12,317	$5,887	$1,282	$2,906	$2,242

Third Quarter 2015
Construction Industries [1]	$4,075	$2,036	$360	$959	$720
Resource Industries [2]	1,842	702	312	429	399
Energy & Transportation [3]	4,352	1,858	371	1,326	797
All Other Segments [4]	39	15	3	10	11
Corporate Items and Eliminations	(23)	(23)	—	—	—
Machinery, Energy & Transportation Sales	10,285	4,588	1,046	2,724	1,927

Financial Products Segment	752	453	91	101	107
Corporate Items and Eliminations	(75)	(52)	(9)	(6)	(8)
Financial Products Revenues	677	401	82	95	99

Consolidated Sales and Revenues	$10,962	$4,989	$1,128	$2,819	$2,026

[1] Does not include inter-segment sales of $26 million and $17 million in the second quarter of 2015 and third quarter of 2015, respectively.
[2] Does not include inter-segment sales of $75 million and $88 million in the second quarter of 2015 and third quarter of 2015, respectively.
[3] Does not include inter-segment sales of $766 million and $702 million in the second quarter of 2015 and third quarter of 2015, respectively.
[4] Does not include inter-segment sales of $100 million and $88 million in the second quarter of 2015 and third quarter of 2015, respectively.

2014 COMPARED WITH 2013

CONSOLIDATED SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between 2013 (at left) and 2014 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company's Board of Directors and employees.

Total sales and revenues were $55.184 billion in 2014, down $472 million, or 1 percent, from 2013. Sales volume decreased $680 million primarily due to lower volume in Resource Industries, partially offset by higher volume in Energy & Transportation and Construction Industries. In addition, the impact of currency was unfavorable $237 million primarily due to the Japanese yen and Brazilian real. These unfavorable items were partially offset by improved price realization of $365 million and an increase in Financial Products’ revenues of $80 million.
The volume decrease was primarily the result of lower end-user demand for mining equipment in Resource Industries, as customers reduced their capital expenditures. This unfavorable impact was partially offset by the favorable impact of changes in dealer machine and engine inventories, as dealers decreased inventories about $1 billion in 2014, compared to a decrease of over $3 billion in 2013. In addition, end-user demand increased for Energy & Transportation applications.
Dealers are independent, and there could be many reasons for changes in their inventory levels. In general, dealers adjust inventory based on their expectations of future demand and product delivery times. Dealers’ demand expectations take into account seasonal changes, macroeconomic conditions and other factors. Delivery times can vary based on availability of product from Caterpillar factories and product distribution centers.
Aftermarket parts sales were about flat as increases in Energy & Transportation were about offset by declines in Resource Industries.
Sales declines in Asia/Pacific and Latin America were nearly offset by increases in North America. In Asia/Pacific, sales decreased 13 percent as a result of lower end-user demand resulting from weak economic conditions. Sales were down in each segment across the region. Sales declined 17 percent in Latin America primarily due to lower end-user demand for mining equipment. Sales increased 12 percent in North America primarily due to higher end-user demand for construction equipment and oil and gas and transportation applications and the favorable impact of dealer inventory changes primarily for construction equipment.
Sales were about flat in EAME, as lower end-user demand for mining equipment was about offset by the favorable impact of changes in dealer inventories. While sales in EAME were about flat, sales declines in the CIS were about offset by higher construction equipment sales in Europe due to weak but improving economic conditions. We believe the sales declines in the CIS were due to the effects of ongoing political unrest on economic activity in the region.

By segment, sales decreases in Resource Industries were partially offset by increases in Energy & Transportation and Construction Industries. Resource Industries’ sales declined 24 percent, resulting primarily from weaker demand for mining products, partially offset by the favorable impact of changes in dealer inventories. Energy & Transportation’s sales were 7 percent higher with increases in all applications. Construction Industries’ sales increased 5 percent primarily due to the favorable impact of changes in dealer inventories.

CONSOLIDATED OPERATING PROFIT
The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between 2013 (at left) and 2014 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company's Board of Directors and employees. The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.

Operating profit for 2014 was $3.314 billion, compared with $9.870 billion for 2013. The most significant item was the unfavorable impact of net mark-to-market losses related to our pension and OPEB plans in 2014 compared to net mark-to-market gains in 2013. See Retirement Benefits discussion on page 35. The remaining decrease of $491 million was primarily the result of increased SG&A and R&D expenses, higher restructuring costs and the absence of a gain related to a settlement in 2013 with the previous owners of Caterpillar (Zhengzhou) Ltd. These unfavorable items were partially offset by improved price realization, primarily for Construction Industries and Energy & Transportation.
SG&A and R&D expenses increased $278 million primarily due to higher incentive compensation expense, partially offset by lower retirement benefits costs (excluding mark-to-market gains and losses) and decreased program spending. We are focusing on developmental activities in the area of data analytics in an effort to enhance customer productivity. We believe that should we be successful in developing an automated analytics and diagnostics solution that can be utilized across our product line, this will result in a competitive advantage for our company.
Our restructuring activities continued in 2014 as part of our ongoing efforts to optimize our cost structure and improve the efficiency of our operations. Restructuring costs for 2014 were $432 million and related to a reduction in workforce at our Gosselies, Belgium, facility and other actions across the company. In 2013, restructuring costs were $200 million.
Manufacturing costs were about flat. Higher incentive compensation, increased warranty expenses and the absence of LIFO inventory decrement benefits of $115 million from 2013 were about offset by lower material costs and favorable changes in cost absorption, as inventory declined significantly in 2013 as compared to a slight decline in 2014.
Short-term incentive compensation expense related to 2014 was about $1.3 billion. Short-term incentive compensation expense related to 2013 was about $545 million.

Other Profit/Loss Items
Other income/expense was income of $322 million in 2014, compared with expense of $34 million in 2013. The change was primarily due to the favorable impact of currency translation and hedging gains and losses. Translation and hedging losses in 2013 totaled $253 million. In 2014, translation and hedging gains were $137 million.
The provision for income taxes for 2014 reflects an effective tax rate of 23.4 percent compared with 31.3 percent for 2013, excluding the items discussed below. The decrease is primarily due to a more favorable geographic mix of profits from a tax perspective in 2014 driven by the impact of changes in the mark-to-market adjustment related to our pension and OPEB plans primarily at higher U.S. tax rates.
The 2014 tax provision also included a benefit of $23 million for the release of a valuation allowance against the deferred tax assets of a non-U.S. subsidiary and a net benefit of $21 million to adjust prior years’ U.S. taxes and interest. This compares to benefits in 2013 of $87 million primarily related to the U.S. research and development tax credit that was retroactively extended in 2013 for 2012 and $55 million to adjust U.S. taxes from the prior year.

Segment Information

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
2014
Construction Industries [1]	$20,590	5%	$9,158	18%	$2,632	(9)%	$4,449	6%	$4,351	(10)%
Resource Industries [2]	9,134	(24)%	3,342	(10)%	1,531	(34)%	2,153	(29)%	2,108	(29)%
Energy & Transportation [3]	22,306	7%	10,058	15%	1,978	(10)%	6,378	10%	3,892	(4)%
All Other Segments [4]	236	(14)%	91	(26)%	32	52%	45	(27)%	68	1%
Corporate Items and Eliminations	(124)		(90)		(1)		(34)		1
Machinery, Energy & Transportation Sales	52,142	(1)%	22,559	12%	6,172	(17)%	12,991	(1)%	10,420	(13)%

Financial Products Segment	3,313	3%	1,782	6%	468	9%	494	(2)%	569	(6)%
Corporate Items and Eliminations	(271)		(145)		(51)		(26)		(49)
Financial Products Revenues	3,042	3%	1,637	6%	417	5%	468	(1)%	520	(5)%

Consolidated Sales and Revenues	$55,184	(1)%	$24,196	11%	$6,589	(16)%	$13,459	(1)%	$10,940	(12)%

2013
Construction Industries [1]	$19,690		$7,732		$2,902		$4,215		$4,841
Resource Industries [2]	12,015		3,710		2,305		3,043		2,957
Energy & Transportation [3]	20,781		8,723		2,186		5,816		4,056
All Other Segments [4]	273		123		21		62		67
Corporate Items and Eliminations	(65)		(69)		1		2		1
Machinery, Energy & Transportation Sales	52,694		20,219		7,415		13,138		11,922

Financial Products Segment	3,224		1,688		430		503		603
Corporate Items and Eliminations	(262)		(145)		(34)		(28)		(55)
Financial Products Revenues	2,962		1,543		396		475		548

Consolidated Sales and Revenues	$55,656		$21,762		$7,811		$13,613		$12,470

[1]	Does not include inter-segment sales of $124 million and $135 million in 2014 and 2013, respectively.

[2]	Does not include inter-segment sales of $428 million and $382 million in 2014 and 2013, respectively.

[3]	Does not include inter-segment sales of $3,386 million and $2,882 million in 2014 and 2013, respectively.

[4]	Does not include inter-segment sales of $485 million and $537 million in 2014 and 2013, respectively.

Sales and Revenues by Segment
(Millions of dollars)	2013	Sales Volume	Price Realization	Currency	Other	2014	$ Change	% Change
Construction Industries	$19,690	$883	$248	$(231)	$—	$20,590	$900	5%
Resource Industries	12,015	(2,765)	(71)	(45)	—	9,134	(2,881)	(24)%
Energy & Transportation	20,781	1,300	186	39	—	22,306	1,525	7%
All Other Segments	273	(37)	—	—	—	236	(37)	(14)%
Corporate Items and Eliminations	(65)	(61)	2	—	—	(124)	(59)
Machinery, Energy & Transportation Sales	52,694	(680)	365	(237)	—	52,142	(552)	(1)%

Financial Products Segment	3,224	—	—	—	89	3,313	89	3%
Corporate Items and Eliminations	(262)	—	—	—	(9)	(271)	(9)
Financial Products Revenues	2,962	—	—	—	80	3,042	80	3%

Consolidated Sales and Revenues	$55,656	$(680)	$365	$(237)	$80	$55,184	$(472)	(1)%

Operating Profit by Segment
(Millions of dollars)	2014	2013	$ Change	% Change
Construction Industries	$2,133	$1,341	$792	59%
Resource Industries	565	1,669	(1,104)	(66)%
Energy & Transportation	4,287	3,563	724	20%
All Other Segments	19	2	17	850%
Corporate Items and Eliminations	(4,297)	2,582	(6,879)
Machinery, Energy & Transportation	2,707	9,157	(6,450)	(70)%

Financial Products Segment	901	990	(89)	(9)%
Corporate Items and Eliminations	(16)	(7)	(9)
Financial Products	885	983	(98)	(10)%
Consolidating Adjustments	(278)	(270)	(8)
Consolidated Operating Profit	$3,314	$9,870	$(6,556)	(66)%

Construction Industries
Construction Industries’ sales were $20.590 billion in 2014, an increase of $900 million, or 5 percent, from 2013. The sales increase was primarily due to higher sales volume and the favorable impact of price realization, partially offset by the unfavorable impact of currency. Sales of new equipment increased slightly, and sales of aftermarket parts were about flat.

•	The increase in sales volume was primarily related to the impact of changes in dealer inventories. Dealer inventories increased slightly in 2014, compared to a decrease in 2013.

•	About one-third of the price realization improvement was due to the absence of sales from a large government order in Brazil that started in 2013 and ended in the first half of 2014.

•	The unfavorable currency impact was primarily from a weaker Japanese yen, as sales in Japanese yen translated into fewer U.S. dollars.
Sales increased in North America and EAME, while sales in Asia/Pacific and Latin America were down.

•
In North America, higher sales were primarily due to higher end-user demand resulting from an increase in construction-related spending in the United States. Although still below prior peaks, construction-related spending continues to improve. The remaining sales increase was primarily due to the favorable impact of changes in dealer inventories, as dealers increased inventory in 2014, compared to a decrease in 2013.

•
In EAME, higher sales were primarily due to the favorable impact of changes in dealer inventory, partially offset by lower end-user demand. Dealer inventory was about flat in 2014, compared to a decrease in 2013. The decrease in end-user demand was primarily due to lower dealer deliveries to end users in CIS and Africa/Middle East resulting from political unrest, partially offset by increased dealer deliveries to end users in Europe primarily due to weak but improving economic conditions.

•
Sales decreased in Asia/Pacific primarily in Japan, China and Thailand. In Japan, sales during 2013 were favorably impacted by customer demand in advance of a 2014 emissions change. Sales in Japan also declined due to a weaker Japanese yen as sales in yen translated into fewer U.S. dollars. In China, construction-related spending declined as the overall construction machinery industry decreased approximately 15 percent from 2013. However, dealer deliveries to end users in China have outpaced the industry overall. In Thailand, sales declined as a result of social and political unrest.

•	Sales declined in Latin America primarily due to lower sales for the large government order in Brazil and lower end-user demand resulting from weaker economic conditions.
Construction Industries’ profit was $2.133 billion in 2014, compared with $1.341 billion in 2013. The increase in profit was primarily due to higher sales volume, the favorable impact of currency, improved price realization and lower manufacturing costs. These favorable items were partially offset by increased SG&A and R&D expenses.
Segment profit for 2014 is based on fixed exchange rates set at the beginning of 2014, while segment profit for 2013 is based on fixed exchange rates set at the beginning of 2013. The difference in these fixed exchange rates resulted in a favorable currency impact for the segment.
Manufacturing costs improved primarily due to favorable changes in cost absorption resulting from a significantly larger decrease in inventory in 2013 than in 2014. In addition, material costs were lower. These favorable items were partially offset by higher incentive compensation expense.
SG&A and R&D expenses were higher primarily due to increased incentive compensation expense.
Resource Industries
Resource Industries’ sales were $9.134 billion for 2014, a decrease of $2.881 billion, or 24 percent, from 2013. The sales volume decline was primarily due to lower end-user demand across all geographic regions. Aftermarket part sales also declined, as we believe some companies are continuing to extend proactive maintenance schedules and delay major overhauls when possible. These declines were partially offset by the favorable impact of changes in dealer inventory. While dealers continued to reduce machine inventories worldwide for 2014, the reductions were less significant than in 2013.
Customers in most geographic regions continued to reduce spending across the mining industry. We believe that mining companies are increasing productivity at existing mines and improving their transportation infrastructure rather than investing in expansions or new mine openings, which results in lower demand for our mining products. In addition, projects started in prior years have led to an increased supply of coal and iron ore which has outpaced demand and contributed to prices moving below investment thresholds for those commodities. As a result, new orders for mining equipment continued to be weak in 2014.
Resource Industries’ profit was $565 million for 2014, compared with $1.669 billion for 2013. The decrease was primarily due to lower sales volume, the absence of a $135 million gain related to the settlement with previous owners of Caterpillar (Zhengzhou) Ltd. and unfavorable price realization resulting from a competitive pricing environment. These items were partially offset by an improvement in manufacturing costs and benefits from restructuring actions.
The improvement in manufacturing costs was primarily driven by favorable changes in cost absorption and lower material costs. Cost absorption was favorable due to about flat inventory for 2014, compared with a decrease in inventory for 2013. These favorable items were partially offset by higher warranty expense.
Energy & Transportation
Energy & Transportation’s sales were $22.306 billion for 2014, an increase of $1.525 billion, or 7 percent, from 2013. The sales increase was primarily due to higher sales volume. In addition, the impact of price realization was favorable, and sales increased in all applications. Sales of aftermarket parts also increased.

•
Oil and Gas - Sales increases in North America and EAME were partially offset by declines in Latin America and Asia/Pacific. In North America, sales increased primarily due to higher demand for equipment used in well servicing, gas compression and drilling applications. In EAME, the sales increase was primarily due to the timing of large projects. Due to the large project nature of many of the Energy & Transportation end markets, the timing of these projects can vary causing volatility in our sales. In Asia/Pacific, sales declines were primarily due to lower sales in Australia resulting from the absence of a large project in 2013. In Latin America, sales declined primarily due to lower end-user demand.

Caterpillar sells products that are used in a variety of different oil and gas applications, including offshore and land drilling, well servicing, oil and gas production and gas compression. The products we sell to the oil and gas industry include gas turbines and centrifugal natural gas compressors, reciprocating engines, transmissions and well stimulation pumps. About one-third of Energy & Transportation’s sales in 2014 were related to oil and gas.

•
Transportation - Sales increased in North America and EAME and were about flat in Asia/Pacific and Latin America. Higher sales in North America and EAME were primarily due to increased sales for rail applications. In North America, sales strengthened due to customer demand in advance of the 2015 emissions change for locomotives. In EAME, sales increased as we continued to expand our rail business.

•
Power Generation - Sales increased in EAME and North America and were about flat in Asia/Pacific and Latin America. Sales improved in EAME primarily due to sales recognition for a large project. In North America, sales increased primarily due to higher end-user demand.

•
Industrial - Sales into industrial applications increased in North America and were about flat in all other regions. Higher sales in North America were primarily due to higher demand for engines used by original equipment manufacturers for industrial applications.

Energy & Transportation’s profit was $4.287 billion for 2014, compared with $3.563 billion for 2013. The increase in profit was primarily due to higher sales volume, which included negative product mix due to sales recognition for a large power generation project in EAME. In addition, price realization improved and material costs were lower. These favorable items were partially offset by higher incentive compensation expense.
Financial Products Segment
Financial Products’ revenues were $3.313 billion, an increase of $89 million, or 3 percent, from 2013. The increase was primarily due to higher average earning assets primarily in North America, partially offset by a decrease in Asia/Pacific. This increase was partially offset by the unfavorable impact from lower average financing rates primarily in North America, offset by an increase in Latin America.
Financial Products’ profit was $901 million in 2014, compared with $990 million for 2013. The decrease was primarily due to the absence of $72 million in favorable reserve adjustments at Caterpillar Financial Insurance Services, a $59 million increase in the provision for credit losses at Cat Financial and a $27 million unfavorable impact on interest rate swap contracts. These decreases were partially offset by a $49 million favorable impact from higher average earning assets and a $40 million improvement on net yield on average earning assets.
Corporate Items and Eliminations
Expense for corporate items and eliminations was $4.313 billion in 2014, an increase of $6.888 billion from 2013. Corporate items and eliminations include: corporate-level expenses; restructuring costs; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences for ME&T, as segment profit is reported using annual fixed exchange rates and inter-segment eliminations.
The most significant item was the unfavorable impact of net mark-to-market losses related to our pension and OPEB plans of $2.624 billion in 2014 compared to net mark-to-market gains of $3.441 billion in 2013. See Retirement Benefits discussion on page 35. The remaining increase in expense from 2013 was primarily due to timing differences, the unfavorable impact of currency, higher restructuring costs, the absence of a LIFO inventory decrement benefit of $115 million, increased corporate costs and the absence of a gain on a legal settlement of $68 million from 2013. Segment profit for 2014 is based on fixed exchange rates set at the beginning of 2014, while segment profit for 2013 is based on fixed exchange rates set at the beginning of 2013. The difference in actual exchange rates compared with fixed exchange rates is included in corporate items and eliminations and is not reflected in segment profit. These unfavorable items were partially offset by other methodology differences.

RESTRUCTURING COSTS

Restructuring costs for 2015, 2014 and 2013 were $898 million, $432 million and $200 million, respectively. The 2015 restructuring costs included $641 million of employee separation costs, $127 million of long-lived asset impairments and $82 million of defined benefit retirement plan curtailment losses and were recognized in Other operating (income) expense. In addition, in 2015 we incurred costs related to our restructuring programs of $48 million. These costs were primarily for accelerated depreciation and inventory write-downs and were recognized primarily in Cost of goods sold. The 2014 restructuring costs included $382 million of employee separation costs, $48 million of long-lived asset impairments and $2 million of defined benefit retirement plan curtailment losses. The 2013 restructuring costs included $151 million of employee separation costs, $41 million of long-lived asset impairments and $8 million of other costs. Restructuring costs for 2014 and 2013 were recognized in Other operating (income) expense.

The restructuring costs in 2015 were primarily related to several restructuring programs across the company. The restructuring costs in 2014 were primarily related to a reduction in workforce at our Gosselies, Belgium, facility. The most significant charges in 2013 were for the restructuring of management and support functions and the closure or downsizing of several facilities related to our mining business.

Restructuring costs are a reconciling item between Segment profit and Consolidated profit before taxes.

The following table summarizes the 2014 and 2015 employee separation activity:

(Millions of dollars)	Total
Liability balance at December 31, 2013	$89
Increase in liability (separation charges)	382
Reduction in liability (payments)	(289)
Liability balance at December 31, 2014	$182
Increase in liability (separation charges)	641
Reduction in liability (payments)	(340)
Liability balance at December 31, 2015	$483

In December 2013, we announced a restructuring plan for our Gosselies, Belgium, facility. This restructuring plan was designed to improve the competitiveness of our European manufacturing footprint and achieve competitiveness in our European operations by refocusing our current Gosselies operations on final machine assembly, test and paint with limited component and fabrication operations. This action includes reshaping our supply base for more efficient sourcing, improving factory efficiencies and workforce reductions and was approved by the Belgian Minister of Employment in February 2014. In 2014, we recognized $273 million of these separation-related charges. In 2015, we recognized $24 million of employee separation costs relating to this restructuring plan. We do not expect any further costs associated with this program.

In September 2015, we announced significant restructuring and cost reduction actions to lower our operating costs in response to current economic and business conditions. As part of that announcement, we offered a voluntary retirement enhancement program to qualifying U.S. employees, various voluntary separation programs outside of the U.S. and implemented additional involuntary separation programs throughout the company. We have eliminated approximately 5,000 positions since then, with about 3,000 employees separated by December 31, 2015 and the other 2,100 employees electing to take the voluntary retirement enhancement program in the U.S. and leave the company January 1, 2016. We incurred $379 million of employee separation costs and $82 million of defined benefit retirement plan curtailment losses related to these programs. Substantially all of the employee separation costs related to this program are included in the liability balance above and will be paid in the first quarter of 2016. The remaining liability balance as of December 31, 2015 represents costs for other employee separation programs, most of which are expected to be paid in 2016.

The remaining restructuring costs incurred during 2015 were primarily related to closure and consolidation of numerous manufacturing facilities throughout the company.

Additional restructuring actions are being contemplated including the consolidation and closures of manufacturing facilities occurring through 2018. In total, we expect the cost of these restructuring actions in 2016 to be about $400 million. We expect that restructuring actions will result in a benefit to operating costs, primarily SG&A expenses and Cost of goods sold of about $700 million in 2016.

GLOSSARY OF TERMS

1.
All Other Segments - Primarily includes activities such as: the business strategy, product management, development and manufacturing of filters and fluids, undercarriage, tires and rims, ground engaging tools, fluid transfer products, precision seals and rubber, and sealing and connecting components primarily for Cat products; parts distribution; distribution services responsible for dealer development and administration including a wholly owned dealer in Japan, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; digital investments for new customer and dealer solutions that integrate data analytics with state-of-the-art digital technologies while transforming the buying experience.

2.	Consolidating Adjustments - Elimination of transactions between Machinery, Energy & Transportation and Financial Products.

3.
Construction Industries - A segment primarily responsible for supporting customers using machinery in infrastructure, building construction and forestry applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, telehandlers, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, compact track loaders, medium track-type tractors, track-type loaders, motor graders, pipelayers, forestry products, paving products and related parts.

4.
Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impact on sales and operating profit for the Machinery, Energy & Transportation lines of business only; currency impacts on Financial Products’ revenues and operating profit are included in the Financial Products’ portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates (hedging) and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results (translation).

5.
Debt-to-Capital Ratio - A key measure of Machinery, Energy & Transportation’s financial strength used by both management and our credit rating agencies. The metric is defined as Machinery, Energy & Transportation’s short-term borrowings, long-term debt due within one year and long-term debt due after one year (debt) divided by the sum of Machinery, Energy & Transportation’s debt and stockholders’ equity. Debt also includes Machinery, Energy & Transportation’s borrowings from Financial Products.

6.	EAME - A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

7.	Earning Assets - Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

8.
Energy & Transportation - A segment primarily responsible for supporting customers using reciprocating engines, turbines, diesel-electric locomotives and related parts across industries serving power generation, industrial, oil and gas and transportation applications, including marine and rail-related businesses. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support of turbines and turbine-related services, reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and oil and gas industries; reciprocating engines supplied to the industrial industry as well as Cat machinery; the remanufacturing of Cat® engines and components and remanufacturing services for other companies; the business strategy, product design, product management and development, manufacturing, remanufacturing, leasing and service of diesel-electric locomotives and components and other rail-related products and services and product support of on-highway vocational trucks for North America.

9.
Financial Products Segment - Provides financing to customers and dealers for the purchase and lease of Cat and other equipment, as well as some financing for Caterpillar sales to dealers. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. Financial Products Segment profit is determined on a pretax basis and includes other income/expense items.

10.	Latin America - A geographic region including Central and South American countries and Mexico.

11.
Machinery, Energy & Transportation (ME&T) - Represents the aggregate total of Construction Industries, Resource Industries, Energy & Transportation and All Other Segments and related corporate items and eliminations.

12.
Machinery, Energy & Transportation Other Operating (Income) Expenses - Comprised primarily of gains/losses on disposal of long-lived assets, gains/losses on divestitures and legal settlements and accruals. Restructuring costs classified as other operating expenses on the Results of Operations are presented separately on the Operating Profit Comparison.

13.
Manufacturing Costs - Manufacturing costs exclude the impacts of currency and mark-to-market gains / losses and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

14.
Mark-to-Market (MTM) gains / losses - For our defined benefit pension and OPEB plans, represents the effects of actual results differing from our assumptions and the effects of changing assumptions. These gains and losses are immediately recognized through earnings upon the annual remeasurement in the fourth quarter, or on an interim basis as triggering events warrant remeasurement.

15.	Pension and other postemployment benefits (OPEB) - The company's defined benefit pension and postretirement benefit plans.

16.
Price Realization - The impact of net price changes excluding currency and new product introductions. Price realization includes geographic mix of sales, which is the impact of changes in the relative weighting of sales prices between geographic regions.

17.
Resource Industries - A segment primarily responsible for supporting customers using machinery in mining, quarry, waste, and material handling applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes large track-type tractors, large mining trucks, hard rock vehicles, longwall miners, electric rope shovels, draglines, hydraulic shovels, track and rotary drills, highwall miners, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, landfill compactors, soil compactors, material handlers, continuous miners, scoops and haulers, hardrock continuous mining systems, select work tools, machinery components, electronics and control systems and related parts. Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development.

18.
Restructuring Costs - Primarily costs for employee separation costs, long-lived asset impairments and contract terminations. These costs are included in Other Operating (Income) Expenses. Beginning in the third quarter of 2015, restructuring costs also include other exit-related costs associated with the consolidation of manufacturing facilities as we expect these costs to be significant as we implement the restructuring plan that was announced on September 24, 2015. Other exit-related costs are primarily for accelerated depreciation, equipment relocation and inventory write-downs and are recognized primarily in Cost of goods sold.

19.
Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation as well as the incremental revenue impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery, Energy & Transportation sales with respect to total sales.

LIQUIDITY AND CAPITAL RESOURCES

Sources of funds

We generate significant capital resources from operating activities, which are the primary source of funding for our Machinery, Energy & Transportation operations.  Funding for these businesses is also available from commercial paper and long-term debt issuances.  Financial Products' operations are funded primarily from commercial paper, term debt issuances and collections from its existing portfolio.  Despite weaknesses in many of the industries we serve, we had solid operating cash flow in 2015.  On a consolidated basis, we ended 2015 with $6.46 billion of cash, a decrease of $881 million from year-end 2014. We intend to maintain a strong cash and liquidity position. Our cash balances are held in numerous locations throughout the world with approximately $5.3 billion held by our non-U.S. subsidiaries. Amounts held by non-U.S. subsidiaries are available for general corporate use. However, if all of the cash held by non-U.S. subsidiaries were repatriated to the United States, a portion would be subject to additional U.S. tax.

Consolidated operating cash flow for 2015 was $6.68 billion down from $8.06 billion in 2014. The decrease was primarily due to lower profit after adjustments for non-cash items. In addition, unfavorable changes to accounts payable (primarily due to decreased material purchases) as well as higher short-term incentive compensation payments in 2015 unfavorably impacted operating cash flow. Partially offsetting these items were favorable changes to inventory and receivables. See further discussion of operating cash flow under Machinery, Energy & Transportation and Financial Products.

Total debt as of December 31, 2015, was $38.01 billion, a decrease of $1.18 billion from year-end 2014.  Debt related to Financial Products decreased $704 million, reflecting decreasing portfolio funding requirements. Debt related to Machinery, Energy & Transportation decreased $478 million in 2015, primarily due to the maturity of a long-term debt issuance.

We have three global credit facilities with a syndicate of banks totaling $10.50 billion (Credit Facility) available in the aggregate to both Caterpillar and Cat Financial for general liquidity purposes.  Based on management's allocation decision, which can be revised from time to time, the portion of the Credit Facility available to Machinery, Energy & Transportation as of December 31, 2015 was $2.75 billion. Our three Global Credit Facilities are:

•	The 364-day facility of $3.15 billion (of which $0.82 billion is available to Machinery, Energy & Transportation) expires in September 2016.

•	The three-year facility, as amended and restated in September 2015, of $2.73 billion (of which $0.72 billion is available to Machinery, Energy & Transportation) expires in September 2018.

•	The five-year facility, as amended and restated in September 2015, of $4.62 billion (of which $1.21 billion is available to Machinery, Energy & Transportation) expires in September 2020.

At December 31, 2015, Caterpillar's consolidated net worth was $14.95 billion, which was above the $9.00 billion required under the Credit Facility.  Consolidated net worth is defined as the consolidated stockholder's equity including preferred stock but excluding the pension and other postretirement benefits balance within Accumulated other comprehensive income (loss).

At December 31, 2015, Cat Financial's covenant interest coverage ratio was 2.05 to 1.  This is above the 1.15 to 1 minimum ratio calculated as (1) profit excluding income taxes, interest expense and net gain/(loss) from interest rate derivatives to (2) interest expense calculated at the end of each calendar quarter for the rolling four quarter period then most recently ended, required by the Credit Facility.

In addition, at December 31, 2015, Cat Financial's six-month covenant leverage ratio was 7.49 to 1 and year-end covenant leverage ratio was 7.93 to 1.  This is below the maximum ratio of debt to net worth of 10 to 1, calculated (1) on a monthly basis as the average of the leverage ratios determined on the last day of each of the six preceding calendar months and (2) at each December 31, required by the Credit Facility.

In the event Caterpillar or Cat Financial does not meet one or more of their respective financial covenants under the Credit Facility in the future (and are unable to obtain a consent or waiver), the syndicate of banks may terminate the commitments allocated to the party that does not meet its covenants.  Additionally, in such event, certain of Cat Financial's other lenders under other loan agreements where similar financial covenants or cross default provisions are applicable, may, at their election, choose to pursue remedies under those loan agreements, including accelerating the repayment of outstanding borrowings.  At December 31, 2015, there were no borrowings under the Credit Facility.

Our total credit commitments and available credit as of December 31, 2015 were:

	December 31, 2015
(Millions of dollars)	Consolidated	Machinery, Energy & Transportation	Financial Products
Credit lines available:
Global credit facilities	$10,500	$2,750	$7,750
Other external	3,745	176	3,569
Total credit lines available	14,245	2,926	11,319
Less: Commercial paper outstanding	(5,811)	—	(5,811)
Less: Utilized credit	(1,444)	(9)	(1,435)
Available credit	$6,990	$2,917	$4,073

The other consolidated credit lines with banks as of December 31, 2015 totaled $3.75 billion. These committed and uncommitted credit lines, which may be eligible for renewal at various future dates or have no specified expiration date, are used primarily by our subsidiaries for local funding requirements.  Caterpillar or Cat Financial may guarantee subsidiary borrowings under these lines.

In the event that Caterpillar or Cat Financial, or any of their debt securities, experiences a credit rating downgrade, it would likely result in an increase in our borrowing costs and make access to certain credit markets more difficult.  In the event economic conditions deteriorate such that access to debt markets becomes unavailable, our Machinery, Energy & Transportation operations would rely on cash flow from operations, use of existing cash balances, borrowings from Cat Financial and access to our Credit Facility.  Our Financial Products operations would rely on cash flow from its existing portfolio, existing cash balances, access to our Credit Facility and other credit line facilities of Cat Financial and potential borrowings from Caterpillar.  In addition, we maintain a support agreement with Cat Financial, which requires Caterpillar to remain the sole owner of Cat Financial and may, under certain circumstances, require Caterpillar to make payments to Cat Financial should Cat Financial fail to maintain certain financial ratios.

Machinery, Energy & Transportation

Net cash provided by operating activities was $5.18 billion in 2015, compared with $7.47 billion in 2014. The decrease was primarily due to lower profit after adjustments for non-cash items. In addition, unfavorable changes to accounts payable (primarily due to decreased material purchases) as well as higher short-term incentive compensation payments in 2015 unfavorably impacted operating cash flow. Partially offsetting these items were favorable changes to inventory. Inventory decreased in 2015 to a greater degree than the inventory reductions in 2014. We are anticipating that lower sales and our ongoing focus on operational improvements will result in some reduction in inventory in 2016.

Net cash used for investing activities in 2015 was $1.78 billion compared with $1.41 billion in 2014.  The increase was due to higher spending related to investments and acquisitions in 2015.

Net cash used for financing activities in both 2015 and 2014 was $4.24 billion. 2015 financing activities were primarily due to the repurchase of Caterpillar common stock, dividend payments and payments on long-term debt. 2014 financing activities were primarily due to the repurchase of Caterpillar common stock and dividend payments, partially offset by the issuance of long-term debt.

Our priorities for the use of cash are to maintain a strong financial position in support of our credit rating, provide capital to support growth, appropriately fund employee benefit plans, pay dividends and repurchase common stock.

Strong financial position — A key measure of Machinery, Energy & Transportation's financial strength used by both management and our credit rating agencies is Machinery, Energy & Transportation's debt-to-capital ratio. Debt-to-capital is defined as short-term borrowings, long-term debt due within one year and long-term debt due after one year (debt) divided by the sum of debt and stockholders' equity. Debt also includes Machinery, Energy & Transportation borrowings from Financial Products.  The debt-to-capital ratio for Machinery, Energy & Transportation was 39.0 percent at December 31, 2015, within our target range of 30 to 45 percent. The Machinery, Energy & Transportation's debt-to-capital ratio was 37.3 percent at December 31, 2014. The increase was primarily due to a return of capital to stockholders of $3.8 billion ($2.0 billion stock repurchase and $1.8 billion dividends) and unfavorable foreign currency translation adjustment to equity of $1.0 billion. These items were partially offset by profit.

Capital to support growth — Capital expenditures during 2015 were $1.63 billion. We expect Machinery, Energy & Transportation's capital expenditures in 2016 to be lower than 2015.

Appropriately funded employee benefit plans — At January 1, 2016, we changed our accounting principle for pension and other postretirement plans. Under the new principle, actuarial gains and losses are immediately recognized through earnings upon remeasurement, at least annually in the fourth quarter, and expected returns on plan assets are recognized using a fair value method. The change in accounting principle will have no effect on our funding requirements, cash flows or employees' benefits. See Retirement Benefits section for additional information on the change in accounting.

During 2015, we made contributions of $30 million to our U.S. defined benefit pension plans and $156 million to our non-U.S. pension plans.  We made contributions of $255 million to our U.S. defined benefit pension plans and $265 million to our non-U.S. pension plans in 2014.  We expect to make approximately $150 million of required contributions in 2016. We believe we have adequate liquidity resources to fund both U.S. and non-U.S. pension plans.

Paying dividends — Dividends paid totaled $1.76 billion in 2015, representing 70 cents per share paid in the first and second quarters and 77 cents per share in the third and fourth quarters. Each quarter, our Board of Directors reviews the company's dividend for the applicable quarter. The Board evaluates the financial condition of the company and considers the economic outlook, corporate cash flow, the company's liquidity needs and the health and stability of global credit markets to determine whether to maintain or change the quarterly dividend.

Common stock repurchases — In January 2014, the Board of Directors approved an authorization to repurchase up to $10 billion of Caterpillar common stock (the 2014 Authorization), which will expire on December 31, 2018. As of January 1, 2015, $7.50 billion remained available under the 2014 Authorization. In 2015, we repurchased $2.03 billion of Caterpillar common stock, leaving approximately $5.47 billion available under the 2014 Authorization. Caterpillar's basic shares outstanding as of December 31, 2015 were 582 million.

Financial Products

Financial Products operating cash flow was $1.39 billion in 2015, compared with $1.43 billion in 2014. Net cash used for investing activities in 2015 was $1.02 billion, compared with $2.58 billion in 2014. The change was primarily due to lower levels of financing. Net cash used by financing activities in 2015 was $228 million, compared with $770 million net cash provided by financing activities in 2014. The change was primarily due to lower funding requirements for investing activities.

Dividends paid per common share
Quarter	2015	2014	2013
First	$.700	$.600	$—	[1]
Second	.700	.600	.520
Third	.770	.700	.600
Fourth	.770	.700	.600
	$2.940	$2.600	$1.720

[1] There were two dividend payments of $0.52 per share in the fourth quarter of 2012 due to the acceleration of the fourth quarter dividend payment from January 2013 to December 2012.

Contractual obligations

The company has committed cash outflow related to long-term debt, operating lease agreements, postretirement benefit obligations, purchase obligations, interest on long-term debt and other long-term contractual obligations. Minimum payments for these obligations are:

(Millions of dollars)	2016	2017-2018	2019-2020	After 2020	Total
Long-term debt:
Machinery, Energy & Transportation (excluding capital leases)	$510	$1,407	$—	$7,520	$9,437
Machinery, Energy & Transportation-capital leases	7	31	15	31	84
Financial Products	5,362	10,020	3,656	2,567	21,605
Total long-term debt [1]	5,879	11,458	3,671	10,118	31,126
Operating leases	237	323	161	205	926

Postretirement benefit obligations [2]	350	2,400	1,730	4,250	8,730
Purchase obligations:
Accounts payable [3]	5,023	—	—	—	5,023
Purchase orders [4]	5,462	1	—	—	5,463
Other contractual obligations [5]	343	502	380	182	1,407
Total purchase obligations	10,828	503	380	182	11,893
Interest on long-term debt [6]	958	1,568	989	6,882	10,397
Other long-term obligations [7]	200	302	170	138	810
Total contractual obligations	$18,452	$16,554	$7,101	$21,775	$63,882

[1]	Amounts exclude debt issuance costs.

[2]	Amounts represent expected contributions to our pension and other postretirement benefit plans through 2025, offset by expected Medicare Part D subsidy receipts.

[3]	Amount represents invoices received and recorded as liabilities in 2015, but scheduled for payment in 2016. These represent short-term obligations made in the ordinary course of business.

[4]	Amount represents contractual obligations for material and services on order at December 31, 2015 but not yet delivered. These represent short-term obligations made in the ordinary course of business.

[5]	Amounts represent long-term commitments entered into with key suppliers for minimum purchases quantities.

[6]	Amounts represent estimated contractual interest payments on long-term debt, including capital lease interest payments.

[7]
Amounts represent contractual obligations primarily for logistics services agreements related to our former third party logistics business, software license contracts, IT consulting contracts and outsourcing contracts for benefit plan administration and software system support.

The total amount of gross unrecognized tax benefits for uncertain tax positions, including positions impacting only the timing of tax benefits, was $968 million at December 31, 2015.  Payment of these obligations would result from settlements with taxing authorities. Due to the difficulty in determining the timing of settlements, these obligations are not included in the table above.  We do not expect to make a tax payment related to these obligations within the next year that would significantly impact liquidity.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts. The more significant estimates include: residual values for leased assets, fair values for goodwill impairment tests, impairment of available-for-sale securities, warranty liability, stock-based compensation, reserves for product liability and insurance losses, postretirement benefits, post-sale discounts, credit losses and income taxes. We have incorporated many years of data into the determination of each of these estimates and we have not historically experienced significant adjustments. These assumptions are reviewed at least annually with the Audit Committee of the Board of Directors. Following are the methods and assumptions used in determining our estimates and an indication of the risks inherent in each.

Residual values for leased assets – The residual values for Cat Financial’s leased assets, which are an estimate of the market value of leased equipment at the end of the lease term, are based on an analysis of historical wholesale market sales prices, projected forward on a level trend line without consideration for inflation or possible future pricing action.  At the inception of the lease, residual values are estimated with consideration of the following critical factors: market size and demand, any known significant market/product trends, total expected hours of usage, machine configuration, application, location, model changes, quantities and past re-marketing experience, third-party residual guarantees and contractual customer purchase options. Many of these factors are gathered in an application survey that is completed prior to quotation.  The lease agreement also clearly defines applicable return conditions and remedies for non-compliance, to ensure that the leased equipment will be in good operating condition upon return.  Model changes and updates, as well as market strength and product acceptance, are monitored and adjustments are made to residual values in accordance with the significance of any such changes.  Remarketing sales staff works closely with customers and dealers to manage the sale of lease returns and the recovery of residual exposure.

During the term of the leases, residual values are monitored.  If estimated end-of-term market values of leased equipment reflect a non-temporary impairment due to economic factors, obsolescence or other adverse circumstances, the residual value of the leased equipment is adjusted so that the carrying value at end of lease term will approximate the estimated end-of-term market value. For equipment on operating leases, adjustments are made on a straight-line basis over the remaining term of the lease through depreciation expense.  For finance leases, adjustments are recognized at the time of assessment through a reduction of finance revenue.

At December 31, 2015, the aggregate residual value of equipment on operating leases was $2.09 billion. Without consideration of other factors such as third-party residual guarantees or contractual customer purchase options, a 10% non-temporary decrease in the market value of our equipment subject to operating leases would reduce residual value estimates and result in the recognition of approximately $80 million of additional annual depreciation expense.

Fair values for goodwill impairment tests – We test goodwill for impairment annually, at the reporting unit level, and whenever events or circumstances make it likely that an impairment may have occurred, such as a significant adverse change in the business climate or a decision to sell all or a portion of a reporting unit. We perform our annual goodwill impairment test as of October 1 and monitor for interim triggering events on an ongoing basis.

Goodwill is reviewed for impairment utilizing either a qualitative assessment or a two-step process. If we choose to perform a qualitative assessment and determine the fair value more likely than not exceeds the carrying value, no further evaluation is necessary. For reporting units where we perform the two-step process, the first step requires us to compare the fair value of each reporting unit, which we primarily determine using an income approach based on the present value of discounted cash flows, to the respective carrying value, which includes goodwill. If the fair value of the reporting unit exceeds its carrying value, the goodwill is not considered impaired. If the carrying value is higher than the fair value, there is an indication that an impairment may exist and the second step is required. In step two, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities. If the implied fair value of goodwill is less than the carrying value of the reporting unit's goodwill, the difference is recognized as an impairment loss.

The impairment test process requires valuation of the respective reporting unit, which we primarily determine using an income approach based on a discounted five year forecasted cash flow with a year-five residual value. The residual value is computed using the constant growth method, which values the forecasted cash flows in perpetuity. The income approach is supported by a reconciliation of our calculated fair value for Caterpillar to the company's market capitalization. The assumptions about future cash flows and growth rates are based on each reporting unit's long-term forecast and are subject to review and approval by senior management. A reporting unit’s discount rate is a risk-adjusted weighted average cost of capital, which we believe approximates the rate from a market participant's perspective. The estimated fair value could be impacted by changes in market conditions, interest rates, growth rates, tax rates, costs, pricing and capital expenditures.

Annual impairment tests, completed in the fourth quarter of 2015, indicated the fair value of each reporting unit was substantially above its respective carrying value, including goodwill, except as noted in the following paragraph. Caterpillar's market capitalization has remained significantly above the net book value of the Company.

Our Resource Industries segment has two reporting units with goodwill largely from our acquisition of Bucyrus International, Inc. in 2011: Hauling & Extraction with goodwill of approximately $1.7 billion and Material Handling & Underground with goodwill of approximately $1.9 billion. Hauling & Extraction’s product portfolio primarily includes large mining trucks, electric rope shovels, draglines, hydraulic shovels, off-highway trucks, wheel tractor scrapers and related parts. Material Handling & Underground’s product portfolio primarily includes large track-type tractors, hard rock vehicles, longwall miners, track and rotary drills, highwall miners, large wheel loaders, articulated trucks, wheel dozers, scoops and haulers, continuous miners, hardrock continuous mining systems and related parts. Our equipment is used to extract and haul copper, iron ore, coal, oil sands, aggregates, gold and other minerals and ores. The demand for our equipment and related parts is highly cyclical and significantly impacted by commodity prices, although the impact may vary by reporting unit. Weakness in current economic conditions and in the mining industry have caused the October 1, 2015 fair values of these two reporting units to decline from previous periods as our future cash flow forecasts and growth rates have been reduced. We expect Resource Industries sales to decline about 15 to 20 percent in 2016 compared to 2015 as a result of continuing reductions in mining-related commodity prices and difficult financial conditions for many mining customers around the world. We expect Resource Industries sales and cash flows to improve over the remainder of the five year forecast period. Based on our estimates for long-term growth, profits and cash flows, the fair values of both Hauling & Extraction and Material Handling & Underground have remained greater than their respective carrying values. The fair value of the Hauling & Extraction reporting unit exceeds its carrying value by approximately 15 percent. The fair value of Material Handling & Underground remains substantially above its carrying value.

An unfavorable change in our expectations for the financial performance of our reporting units, particularly long-term growth and profitability, would reduce the fair value of our reporting units. The energy and mining industries are major users of our products, including the coal, iron ore, gold, copper, oil and natural gas industries. Decisions to purchase our products are dependent upon the performance of those industries, which in turn are dependent in part on commodity prices. Lower commodity prices or industry specific circumstances that have a negative impact to the valuation assumptions may reduce the fair value of our reporting units.  Should such events occur and it becomes more likely than not that a reporting unit's fair value has fallen below its carrying value, we will perform an interim goodwill impairment test(s), in addition to the annual impairment test.  Future impairment tests may result in a goodwill impairment, depending on the outcome of both step one and step two of the impairment review process.  A goodwill impairment would be reported as a non-cash charge to earnings.

Impairment of available-for-sale securities – Available-for-sale securities, primarily at Insurance Services, are reviewed at least quarterly to identify fair values below cost which may indicate that a security is impaired and should be written down to fair value.

For debt securities, once a security’s fair value is below cost we utilize data gathered by investment managers, external sources and internal research to monitor the performance of the security to determine whether an other-than-temporary impairment has occurred.  These reviews, which include an analysis of whether it is more likely than not that we will be required to sell the security before its anticipated recovery, consist of both quantitative and qualitative analysis and require a degree of management judgment.  Securities in a loss position are monitored and assessed at least quarterly based on severity and timing of loss and may be deemed other-than-temporarily impaired at any time.  Once a security’s fair value has been 20 percent or more below its original cost for six consecutive months, the security will be other-than-temporarily impaired unless there are sufficient facts and circumstances supporting otherwise.

For equity securities in a loss position, determining whether a security is other-than-temporarily impaired requires an analysis of that security's historical sector return as well as the volatility of that return. This information is utilized to estimate a security’s future fair value and to assess whether the security has the ability to recover to its original cost over a reasonable period of time. Both historical annualized sector returns and the volatility of those returns are applied over a two year period to arrive at these estimates.

For both debt and equity securities, qualitative factors are also considered in determining whether a security is other-than-temporarily impaired. These include reviews of the following:  significant changes in the regulatory, economic or technological environment of the investee, significant changes in the general market condition of either the geographic area or the industry in which the investee operates, and length of time and the extent to which the fair value has been less than cost.  These qualitative factors are subjective and require a degree of management judgment.

Warranty liability – At the time a sale is recognized, we record estimated future warranty costs.  The warranty liability is determined by applying historical claim rate experience to the current field population and dealer inventory.  Generally, historical claim rates are based on actual warranty experience for each product by machine model/engine size by customer or dealer location (inside or outside North America).  Specific rates are developed for each product shipment month and are updated monthly based on actual warranty claim experience.  Warranty costs may differ from those estimated if actual claim rates are higher or lower than our historical rates.

Stock-based compensation – We use a lattice-based option-pricing model to calculate the fair value of our stock options and SARs.  The calculation of the fair value of the awards using the lattice-based option-pricing model is affected by our stock price on the date of grant as well as assumptions regarding the following:

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Volatility is a measure of the amount by which the stock price is expected to fluctuate each year during the expected term of the award and is based on historical Caterpillar stock price movement and current implied volatilities from traded options on Caterpillar stock. The implied volatilities from traded options are impacted by changes in market conditions.  An increase in the volatility would result in an increase in our expense.

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The expected term represents the period of time that awards granted are expected to be outstanding and is an output of the lattice-based option-pricing model. In determining the expected term of the award, future exercise and forfeiture patterns are estimated from Caterpillar employee historical exercise behavior.  These patterns are also affected by the vesting conditions of the award.  Changes in the future exercise behavior of employees or in the vesting period of the award could result in a change in the expected term.  An increase in the expected term would result in an increase to our expense.

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The weighted-average dividend yield is based on Caterpillar’s historical dividend yields.  As holders of stock options and SARs do not receive dividend payments, this could result in employees retaining the award for a longer period of time if dividend yields decrease or exercising the award sooner if dividend yields increase.  A decrease in the dividend yield would result in an increase in our expense.

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The risk-free interest rate is based on the U.S. Treasury yield curve in effect at time of grant.  As the risk-free interest rate increases, the expected term increases, resulting in an increase in our expense.

The fair value of our RSUs and PRSUs is determined by reducing the stock price on the date of grant by the present value of the estimated dividends to be paid during the vesting period. The estimated dividends are based on Caterpillar’s quarterly dividend per share at the time of grant. A decrease in the dividend per share would result in an increase in our expense.

Stock-based compensation expense recognized during the period is based on the value of the number of awards that are expected to vest.  In determining the stock-based compensation expense to be recognized, a forfeiture rate is applied to the fair value of the award.  This rate represents the number of awards that are expected to be forfeited prior to vesting and is based on Caterpillar employee historical behavior.  Changes in the future behavior of employees could impact this rate.  A decrease in this rate would result in an increase in our expense.

Product liability and insurance loss reserve – We determine these reserves based upon reported claims in process of settlement and actuarial estimates for losses incurred but not reported. Loss reserves, including incurred but not reported reserves, are based on estimates and ultimate settlements may vary significantly from such estimates due to increased claims frequency or severity over historical levels.

Postretirement benefits - Primary actuarial assumptions were determined as follows:

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The U.S. expected long-term rate of return on plan assets is based on our estimate of long-term passive returns for equities and fixed income securities weighted by the allocation of our plan assets. Based on historical performance, we increase the passive returns due to our active management of the plan assets. A similar process is used to determine the rate for our non-U.S. pension plans. This rate is impacted by changes in general market conditions, but because it represents a long-term rate, it is not significantly impacted by short-term market swings. Changes in our allocation of plan assets would also impact this rate. For example, a shift to more fixed income securities would lower the rate. A decrease in the rate would increase our expense.

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The assumed discount rate is used to discount future benefit obligations back to today’s dollars.  The U.S. discount rate is based on a benefit cash flow-matching approach and represents the rate at which our benefit obligations could effectively be settled as of our measurement date, December 31.  The benefit cash flow-matching approach involves analyzing Caterpillar’s projected cash flows against a high quality bond yield curve, calculated using a wide population of corporate Aa bonds available on the measurement date.  The very highest and lowest yielding bonds (top and bottom 10 percent) are excluded from the analysis.  A similar approach is used to determine the assumed discount rate for our most significant non-U.S. plans.

Discount rates are sensitive to changes in interest rates. A decrease in the discount rate would increase our obligation and future expense.

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The expected rate of compensation increase is used to develop benefit obligations using projected pay at retirement. It represents average long-term salary increases. This rate is influenced by our long-term compensation policies. An increase in the rate would increase our obligation and expense.

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The assumed health care trend rate represents the rate at which health care costs are assumed to increase and is based on historical and expected experience. Changes in our projections of future health care costs due to general economic conditions and those specific to health care (e.g., technology driven cost changes) will impact this trend rate. An increase in the trend rate would increase our obligation and expense.

The effects of actual results differing from our assumptions and the effects of changing assumptions are considered actuarial gains or losses. At January 1, 2016, we changed our accounting principle for recognizing actuarial gains and losses and expected return on plan assets for our pension and other postretirement benefit plans to a more preferable policy under U.S. GAAP. Under the new principle, actuarial gains and losses will be immediately recognized through earnings upon the annual remeasurement in the fourth quarter, or on an interim basis as triggering events warrant remeasurement. In addition, we have changed our policy for recognizing the expected returns on plan assets from a market-related value method (based on a three-year smoothing of asset returns) to a fair value method. These changes have been applied retrospectively to all periods presented.

Post-sale discount reserve – We provide discounts to dealers through merchandising programs. We have numerous programs that are designed to promote the sale of our products. The most common dealer programs provide a discount when the dealer sells a product to a targeted end user. The amount of accrued post-sale discounts was $1,191 million and $1,273 million as of December 31, 2015 and 2014, respectively.  The reserve represents discounts that we expect to pay on previously sold units and is reviewed at least quarterly. The reserve is adjusted if discounts paid differ from those estimated. Historically, those adjustments have not been material.

Credit loss reserve - The allowance for credit losses is an estimate of the losses inherent in our finance receivable portfolio and includes consideration of accounts that have been individually identified as impaired, as well as pools of finance receivables where it is probable that certain receivables in the pool are impaired but the individual accounts cannot yet be identified.   In identifying and measuring impairment, management takes into consideration past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of underlying collateral and current economic conditions.

Accounts are identified for individual review based on past-due status and information available about the customer, such as financial statements, news reports and published credit ratings, as well as general information regarding industry trends and the economic environment in which our customers operate. The allowance for credit losses attributable to finance receivables that are individually evaluated and determined to be impaired is based either on the present value of expected future cash flows discounted at the receivables’ effective interest rate or the fair value of the collateral for collateral-dependent receivables.  In determining collateral value, we estimate the current fair market value of the collateral less selling costs. We also consider credit enhancements such as additional collateral and contractual third-party guarantees. The allowance for credit losses attributable to the remaining accounts not yet individually identified as impaired is estimated based on loss forecast models utilizing probabilities of default, our estimate of the loss emergence period and the estimated loss given default.  In addition, qualitative factors not able to be fully captured in our loss forecast models including industry trends, macroeconomic factors and model imprecision are considered in the evaluation of the adequacy of the allowance for credit losses.  These qualitative factors are subjective and require a degree of management judgment.

While management believes it has exercised prudent judgment and applied reasonable assumptions, there can be no assurance that in the future, changes in economic conditions or other factors would not cause changes in the financial health of our customers. If the financial health of our customers deteriorates, the timing and level of payments received could be impacted and therefore, could result in a change to our estimated losses.

Income taxes – We are subject to the income tax laws of the many jurisdictions in which we operate.  These tax laws are complex, and the manner in which they apply to our facts is sometimes open to interpretation.  In establishing the provision for income taxes, we must make judgments about the application of these inherently complex tax laws.

Despite our belief that our tax return positions are consistent with applicable tax laws, we believe that taxing authorities could challenge certain positions. Settlement of any challenge can result in no change, a complete disallowance, or some partial adjustment reached through negotiations or litigation. We record tax benefits for uncertain tax positions based upon management’s evaluation of the information available at the reporting date.  To be recognized in the financial statements, a tax benefit must be at least more likely than not of being sustained based on technical merits.  The benefit for positions meeting the recognition threshold is measured as the largest benefit more likely than not of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  Significant judgment is required in making these determinations and adjustments to unrecognized tax benefits may be necessary to reflect actual taxes payable upon settlement.  Adjustments related to positions impacting the effective tax rate affect the provision for income taxes.  Adjustments related to positions impacting the timing of deductions impact deferred tax assets and liabilities.

Our income tax positions and analysis are based on currently enacted tax law.  Future changes in tax law could significantly impact the provision for income taxes, the amount of taxes payable, and the deferred tax asset and liability balances.  Deferred tax assets generally represent tax benefits for tax deductions or credits available in future tax returns.  Certain estimates and assumptions are required to determine whether it is more likely than not that all or some portion of the benefit of a deferred tax asset will not be realized.  In making this assessment, management analyzes and estimates the impact of future taxable income, reversing temporary differences and available prudent and feasible tax planning strategies.  Should a change in facts or circumstances lead to a change in judgment about the ultimate realizability of a deferred tax asset, we record or adjust the related valuation allowance in the period that the change in facts and circumstances occurs, along with a corresponding increase or decrease in the provision for income taxes.

A provision for U.S. income taxes has not been recorded on undistributed profits of our non-U.S. subsidiaries that we have determined to be indefinitely reinvested outside the U.S.  If management intentions or U.S. tax law changes in the future, there may be a significant negative impact on the provision for income taxes to record an incremental tax liability in the period the change occurs. A deferred tax asset is recognized only if we have definite plans to generate a U.S. tax benefit by repatriating earnings in the foreseeable future.

Income taxes are based on the statutory tax rate of the jurisdiction in which earnings are subject to taxation. That statutory rate may differ from the statutory tax rate of the jurisdiction in which that entity is incorporated. Taxes are paid in the jurisdictions where earnings are subject to taxation. The effective tax rate differs from the U.S. statutory rate in part due to indefinitely reinvested profits of non-U.S. subsidiaries being subject to statutory tax rates which are generally lower than the U.S. rate of 35 percent. The indefinitely reinvested profits of Caterpillar SARL (CSARL), primarily taxable in Switzerland, contribute the most significant amount of this difference. On January 30, 2015, we received a Revenue Agent's Report (RAR) from the Internal Revenue Service (IRS) indicating the end of the field examination of our U.S. income tax returns for 2007 to 2009 including the impact of a loss carryback to 2005. The IRS has proposed to tax in the United States profits earned from certain parts transactions by CSARL based on the IRS examination team’s application of “substance-over-form” or “assignment-of-income” judicial doctrines. We are vigorously contesting this adjustment through the IRS appeals process. We believe that the relevant transactions complied with applicable tax laws and did not violate judicial doctrines. The purchase of parts by CSARL from unrelated parties and the subsequent sale of those parts to unrelated dealers outside the United States have substantial legal, commercial, and economic consequences for the parties involved. We have filed U.S. income tax returns on this same basis for years after 2009. We currently believe the ultimate disposition of this matter will not have a material adverse effect on our consolidated financial position, liquidity or results of operations.

OTHER MATTERS

ENVIRONMENTAL AND LEGAL MATTERS

The Company is regulated by federal, state and international environmental laws governing our use, transport and disposal of substances and control of emissions. In addition to governing our manufacturing and other operations, these laws often impact the development of our products, including, but not limited to, required compliance with air emissions standards applicable to internal combustion engines. We have made, and will continue to make, significant research and development and capital expenditures to comply with these emissions standards.

We are engaged in remedial activities at a number of locations, often with other companies, pursuant to federal and state laws. When it is probable we will pay remedial costs at a site, and those costs can be reasonably estimated, the investigation, remediation, and operating and maintenance costs are accrued against our earnings. Costs are accrued based on consideration of currently available data and information with respect to each individual site, including available technologies, current applicable laws and regulations, and prior remediation experience. Where no amount within a range of estimates is more likely, we accrue the minimum. Where multiple potentially responsible parties are involved, we consider our proportionate share of the probable costs. In formulating the estimate of probable costs, we do not consider amounts expected to be recovered from insurance companies or others. We reassess these accrued amounts on a quarterly basis. The amount recorded for environmental remediation is not material and is included in Accrued expenses. We believe there is no more than a remote chance that a material amount for remedial activities at any individual site, or at all the sites in the aggregate, will be required.

On January 8, 2015, the Company received a grand jury subpoena from the U.S. District Court for the Central District of Illinois. The subpoena requests documents and information from the Company relating to, among other things, financial information concerning U.S. and non-U.S. Caterpillar subsidiaries (including undistributed profits of non-U.S. subsidiaries and the movement of cash among U.S. and non-U.S. subsidiaries). The Company has received additional subpoenas relating to this investigation requesting additional documents and information relating to, among other things, the purchase and resale of replacement parts by Caterpillar Inc. and non-U.S. Caterpillar subsidiaries, dividend distributions of certain non-U.S. Caterpillar subsidiaries, and Caterpillar SARL and related structures. The Company is cooperating with this investigation. The Company is unable to predict the outcome or reasonably estimate any potential loss; however, we currently believe that this matter will not have a material adverse effect on the Company’s consolidated results of operations, financial position or liquidity.

On September 12, 2014, the SEC notified the Company that it was conducting an informal investigation relating to Caterpillar SARL and related structures. On December 8, 2015, the Company was notified by the SEC that it concluded its investigation relating to Caterpillar SARL and related structures and that it did not intend to recommend an enforcement action.

On September 10, 2014, the SEC issued to Caterpillar a subpoena seeking information concerning the Company’s accounting for the goodwill relating to its acquisition of Bucyrus International Inc. in 2011 and related matters. The Company has received additional subpoenas relating to this investigation, and the Company is cooperating with the SEC regarding its ongoing investigation. The Company is unable to predict the outcome or reasonably estimate any potential loss; however, we currently believe that this matter will not have a material adverse effect on the Company's consolidated results of operations, financial position or liquidity.

On March 20, 2014, Brazil’s Administrative Council for Economic Defense (CADE) published a Technical Opinion which named 18 companies and over 100 individuals as defendants, including two subsidiaries of Caterpillar Inc., MGE - Equipamentos e Serviços Ferroviários Ltda. (MGE) and Caterpillar Brasil Ltda. The publication of the Technical Opinion opened CADE's official administrative investigation into allegations that the defendants participated in anticompetitive bid activity for the construction and maintenance of metro and train networks in Brazil. While companies cannot be held criminally liable for anticompetitive conduct in Brazil, criminal charges have been brought against two current employees of MGE and one former employee of MGE involving the same conduct alleged by CADE. The Company has responded to all requests for information from the authorities. The Company is unable to predict the outcome or reasonably estimate the potential loss; however, we currently believe that this matter will not have a material adverse effect on the Company's consolidated results of operations, financial position or liquidity.

On October 24, 2013, Progress Rail received a grand jury subpoena from the U.S. District Court for the Central District of California. The subpoena requests documents and information from Progress Rail, United Industries Corporation, a wholly-owned subsidiary of Progress Rail, and Caterpillar Inc. relating to allegations that Progress Rail conducted improper or unnecessary railcar inspections and repairs and improperly disposed of parts, equipment, tools and other items. In connection with this subpoena, Progress Rail was informed by the U.S. Attorney for the Central District of California that it is a target of a criminal investigation into potential violations of environmental laws and alleged improper business practices. The Company is cooperating with the authorities and is currently in discussions regarding a potential resolution of the matter. Although the Company believes a loss is probable, we currently believe that this matter will not have a material adverse effect on the Company's consolidated results of operations, financial position or liquidity.

In addition, we are involved in other unresolved legal actions that arise in the normal course of business. The most prevalent of these unresolved actions involve disputes related to product design, manufacture and performance liability (including claimed asbestos and welding fumes exposure), contracts, employment issues, environmental matters or intellectual property rights. The aggregate range of reasonably possible losses in excess of accrued liabilities, if any, associated with these unresolved legal actions is not material. In some cases, we cannot reasonably estimate a range of loss because there is insufficient information regarding the matter. However, we believe there is no more than a remote chance that any liability arising from these matters would be material. Although it is not possible to predict with certainty the outcome of these unresolved legal actions, we believe that these actions will not individually or in the aggregate have a material adverse effect on our consolidated results of operations, financial position or liquidity.

RETIREMENT BENEFITS

Effective January 1, 2016, we changed our accounting principle for recognizing actuarial gains and losses and expected returns on plan assets for our defined benefit pension and OPEB plans. Prior to 2016, actuarial gains and losses were recognized as a component of Accumulated other comprehensive income (loss) and were generally amortized into earnings in future periods. Under the new principle, actuarial gains and losses will be immediately recognized through earnings upon the annual remeasurement in the fourth quarter, or on an interim basis as triggering events warrant remeasurement. In addition, we have changed our policy for recognizing the expected returns on plan assets from a market-related value method (based on a three-year smoothing of asset returns) to a fair value method. We believe these changes are preferable as they accelerate the recognition of changes in fair value of plan assets and actuarial gains and losses in our income statement, provide greater transparency of our economic obligations in accounting results and better align with the fair value principles by recognizing the effects of economic and interest rate changes on pension and OPEB assets and liabilities in the year in which the gains and losses are incurred. These changes have been applied retrospectively to prior years.

We recognized expense of $292 million in 2015, expense of $2.71 billion in 2014 and a benefit of $3.25 billion in 2013 related to our defined benefit pension and OPEB plans. The decrease in expense in 2015 compared to 2014 was primarily due to lower net mark-to-market losses of $179 million in 2015 compared to net mark-to-market losses of $2.62 billion in 2014. The increase in expense in 2014 compared to 2013 was primarily due to net mark-to-market losses of $2.62 billion in 2014 compared to net mark-to-market gains of $3.44 billion in 2013. Changes in discount rates and differences between the actual return on plan assets and the expected return on plan assets generally have the largest impact on mark-to-market gains and losses. The net mark-to-market losses in 2015 were primarily due to the difference between the actual return on plan assets compared to the expected return on plan assets (U.S. pension plans had an actual rate of return of (1.4) percent compared to an expected rate of return of 7.4 percent) which was partially offset by higher discount rates at the end of 2015 compared to the end of 2014. The net mark-to-market losses in 2014 were primarily due to lower discount rates at the end of 2014 compared to the end of 2013 and changes to our U.S. mortality assumptions. The net mark-to-market gains in 2013 were primarily due to higher discount rates at the end of 2013 compared to 2012 and the difference between the actual return on plan assets compared to the expected return on plan assets (U.S. pension plans had an actual rate of return of 16.8 percent compared to an expected rate of return of 7.8 percent).

In the fourth quarter of 2014, the mortality assumption for our U.S. pension and OPEB plans was reviewed to consider the use of new tables that were released by the Society of Actuaries. As of December 31, 2014, the company adopted the new tables with modifications to reflect historical company specific mortality experience and its best estimate of future mortality improvements. The adoption of the new tables resulted in an increase in the life expectancy of plan participants and therefore an increase in our Liability for postemployment benefits of approximately $400 million.

At December 31, 2015, we changed our method for calculating the service and interest cost components of net periodic benefit cost. Historically, these components were determined utilizing a single weighted-average discount rate based on the yield curve used to measure the benefit obligation at the beginning of the period. Beginning in 2016, we have elected to utilize a full yield curve approach in the estimation of service and interest costs by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. We have made this change to provide a more precise measurement of service and interest costs by improving the correlation between the projected cash flows to the corresponding spot rates along the yield curve. This change will have no impact on our year-end defined benefit pension and OPEB liabilities and will be accounted for prospectively as a change in accounting estimate. Compared to the method used in 2015, we expect this change to result in lower defined benefit pension and OPEB expense of approximately $180 million in 2016.

We expect our total defined benefit pension and OPEB expense (excluding the impact of mark-to-market gains and losses) to decrease approximately $150 million in 2016. The decrease in expense is due to lower interest cost primarily due to the adoption of a full yield curve approach in the estimation of interest cost (discussed above) and lower service cost primarily due to fewer employees earning benefits under our plans as a result of the U.S. voluntary retirement enhancement program that was implemented in the fourth quarter of 2015. This is partially offset by an increase in expense due to a lower expected return on plan assets as a result of a lower asset base in 2016 compared to 2015 and a decrease in the expected rate of return on plan assets.

In general, our strategy for both the U.S. and the non-U.S. pensions includes further aligning our investments to our liabilities, while reducing risk in our portfolio. For our U.S. pension plans, our year-end 2015 asset allocation was 46 percent equity securities, 51 percent fixed income securities and 3 percent other. Our current U.S. pension target asset allocations are 45 percent equity and 55 percent fixed income. The target allocations will be revisited periodically to ensure that they reflect our overall objectives. The U.S. plans are rebalanced to plus or minus 5 percentage points of the target asset allocation ranges on a monthly basis.
The year-end 2015 asset allocation for our non-U.S. pension plans was 41 percent equity securities, 52 percent fixed income securities, 4 percent real estate and 3 percent other. The 2015 target allocation for our non-U.S. pension plans was 41 percent equity securities, 51 percent fixed income securities, 5 percent real estate and 3 percent other. The target allocations for each plan vary based upon local statutory requirements, demographics of the plan participants and funded status. The frequency of rebalancing for the non-U.S. plans varies depending on the plan.
The use of certain derivative instruments is permitted where appropriate and necessary for achieving overall investment policy objectives.  The plans do not engage in derivative contracts for speculative purposes.

During 2015, we made contributions of $30 million to our U.S. defined benefit pension plans and $156 million to our non-U.S. pension plans.  We made contributions of $255 million to our U.S. defined benefit pension plans and $265 million to our non-U.S. pension plans in 2014.  We expect to make approximately $150 million of required contributions in 2016. We believe we have adequate liquidity resources to fund both U.S. and non-U.S. pension plans.

Actuarial assumptions have a significant impact on both pension and OPEB expenses. The effects of a one percentage point change in our primary actuarial assumptions on 2015 benefit costs and year-end obligations are included in the table below.

Postretirement Benefit Plan Actuarial Assumptions Sensitivity

Following are the effects of a one percentage-point change in our primary pension and OPEB actuarial assumptions (included in the following table) on 2015 pension and other OPEB costs and obligations:

	2015 Benefit Cost		Year-end Benefit Obligation
(Millions of dollars)	One percentage- point increase	One percentage- point decrease	One percentage- point increase	One percentage- point decrease
Pension benefits:
Assumed discount rate	$34	$(52)	$(2,320)	$2,874
Expected rate of compensation increase	20	(18)	167	(155)
Expected long-term rate of return on plan assets	(162)	162	—	—
Other postretirement benefits:
Assumed discount rate	4	(9)	(418)	509
Expected rate of compensation increase	—	—	1	(1)
Expected long-term rate of return on plan assets	(7)	7	—	—
Assumed health care cost trend rate	23	(18)	244	(202)

Primary Actuarial Assumptions
	U.S. Pension Benefits			Non-U.S. Pension Benefits			Other Postretirement Benefits
	2015	2014	2013	2015	2014	2013	2015	2014	2013
Weighted-average assumptions used to determine benefit obligations, end of year:
Discount rate	4.2%	3.8%	4.6%	3.2%	3.3%	4.1%	4.1%	3.9%	4.6%
Rate of compensation increase	4.0%	4.0%	4.0%	3.8%	4.0%	4.2%	4.0%	4.0%	4.0%

Weighted-average assumptions used to determine net cost:
Discount rate	3.8%	4.6%	3.7%	3.3%	4.1%	3.7%	3.9%	4.6%	3.7%
Expected rate of return on plan assets	7.4%	7.8%	7.8%	6.8%	6.9%	6.8%	7.8%	7.8%	7.8%
Rate of compensation increase	4.0%	4.0%	4.5%	4.0%	4.2%	3.9%	4.0%	4.0%	4.4%

Health care cost trend rates at year-end:
Health care trend rate assumed for next year							6.5%	6.6%	6.6%
Rate that the cost trend rate gradually declines to							5.0%	5.0%	5.0%
Year that the cost trend rate reaches ultimate rate							2021	2021	2019

SENSITIVITY

Foreign Exchange Rate Sensitivity

Machinery, Energy & Transportation use foreign currency forward and option contracts to manage unmatched foreign currency cash inflow and outflow. Our objective is to minimize the risk of exchange rate movements that would reduce the U.S. dollar value of our foreign currency cash flow. Our policy allows for managing anticipated foreign currency cash flow for up to five years. Based on the anticipated and firmly committed cash inflow and outflow for our Machinery, Energy & Transportation operations for the next 12 months and the foreign currency derivative instruments in place at year-end, a hypothetical 10 percent weakening of the U.S. dollar relative to all other currencies would adversely affect our expected 2016 cash flow for our Machinery, Energy & Transportation operations by approximately $318 million. Last year similar assumptions and calculations yielded a potential $362 million adverse impact on 2015 cash flow.  We determine our net exposures by calculating the difference in cash inflow and outflow by currency and adding or subtracting outstanding foreign currency derivative instruments. We multiply these net amounts by 10 percent to determine the sensitivity.

Since our policy for Financial Products operations is to hedge the foreign exchange risk when the currency of our debt portfolio does not match the currency of our receivable portfolio, a 10 percent change in the value of the U.S. dollar relative to all other currencies would not have a material effect on our consolidated financial position, results of operations or cash flow. Neither our policy nor the effect of a 10 percent change in the value of the U.S. dollar has changed from that reported at the end of last year.

The effect of the hypothetical change in exchange rates ignores the effect this movement may have on other variables, including competitive risk. If it were possible to quantify this competitive impact, the results would probably be different from the sensitivity effects shown above. In addition, it is unlikely that all currencies would uniformly strengthen or weaken relative to the U.S. dollar. In reality, some currencies may weaken while others may strengthen. Our primary exposure (excluding competitive risk) is to exchange rate movements in the Chinese yuan, euro, Japanese yen, Australian dollar and British pound.

Interest Rate Sensitivity

For our Machinery, Energy & Transportation operations, we have the option to use interest rate swaps to lower the cost of borrowed funds by attaching fixed-to-floating interest rate swaps to fixed-rate debt, and by entering into forward rate agreements on future debt issuances.  A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would have a minimal impact to the 2016 pre-tax earnings of Machinery, Energy & Transportation. Last year, similar assumptions and calculations yielded a minimal impact to 2015 pre-tax earnings.

For our Financial Products operations, we use interest rate derivative instruments primarily to meet our match-funding objectives and strategies. We have a match-funding policy whereby the interest rate profile (fixed or floating rate) of our debt portfolio is matched to the interest rate profile of our earning asset portfolio (finance receivables and operating leases) within certain parameters. In connection with that policy, we use interest rate swap agreements to modify the debt structure. Match funding assists us in maintaining our interest rate spreads, regardless of the direction interest rates move.

In order to properly manage sensitivity to changes in interest rates, Financial Products measures the potential impact of different interest rate assumptions on pre-tax earnings. All on-balance sheet positions, including derivative financial instruments, are included in the analysis. The primary assumptions included in the analysis are that there are no new fixed rate assets or liabilities, the proportion of fixed rate debt to fixed rate assets remains unchanged and the level of floating rate assets and debt remain constant. An analysis of the December 31, 2015 balance sheet, using these assumptions, estimates the impact of a 100 basis point immediate and sustained adverse change in interest rates to have a potential $13 million adverse impact on pre-tax earnings.  Last year, similar assumptions and calculations yielded a potential $5 million adverse impact to 2015 pre-tax earnings.

This analysis does not necessarily represent our current outlook of future market interest rate movement, nor does it consider any actions management could undertake in response to changes in interest rates. Accordingly, no assurance can be given that actual results would be consistent with the results of our estimate.

NON-GAAP FINANCIAL MEASURES

The following definitions are provided for the non-GAAP financial measures used in this report.  These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

We have incurred significant restructuring costs in 2015. We believe it is important to separately quantify the profit-per-share impact of restructuring costs in order for our results to be meaningful to our readers as these costs are incurred in the current year to generate longer term benefits. In addition, we believe it is important to separately quantify the per share impact of the pension and OPEB mark-to-market losses resulting from plan remeasurements for our results to be meaningful as these costs can be significant and may not be indicative of future earnings trends. Reconciliation of profit per share excluding restructuring costs and mark-to-market losses to the most directly comparable GAAP measure, profit per share - diluted is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Profit (Loss) per share - diluted	$(0.16)	$(1.36)	$4.18	$3.90
Per share mark-to-market losses	$0.23	$2.85	$0.19	$2.76
Per share restructuring costs [1]	$0.86	$0.12	$1.10	$0.49
Profit per share excluding restructuring costs and mark-to-market losses	$0.93	$1.61	$5.47	$7.15

1 At effective tax rate excluding discrete items.

Supplemental Consolidating Data

We are providing supplemental consolidating data for the purpose of additional analysis.  The data has been grouped as follows:

Consolidated – Caterpillar Inc. and its subsidiaries.

Machinery, Energy & Transportation – Caterpillar defines Machinery, Energy & Transportation as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery, Energy & Transportation information relates to our design, manufacturing, marketing and parts distribution operations. Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. We also believe this presentation will assist readers in understanding our business.

Financial Products – Our finance and insurance subsidiaries, primarily Cat Financial and Insurance Services.

Consolidating Adjustments – Eliminations of transactions between Machinery, Energy & Transportation and Financial Products.

Pages 40 to 42 reconcile Machinery, Energy & Transportation with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

Supplemental Data for Results of Operations
For The Years Ended December 31
				Supplemental consolidating data
	Consolidated			Machinery, Energy & Transportation [1]			Financial Products			Consolidating Adjustments
(Millions of dollars)	2015	2014	2013	2015	2014	2013	2015	2014	2013	2015		2014		2013
Sales and revenues:
Sales of Machinery, Energy & Transportation	$44,147	$52,142	$52,694	$44,147	$52,142	$52,694	$—	$—	$—	$—		$—		$—
Revenues of Financial Products	2,864	3,042	2,962	—	—	—	3,179	3,386	3,302	(315)	[2]	(344)	[2]	(340)	[2]
Total sales and revenues	47,011	55,184	55,656	44,147	52,142	52,694	3,179	3,386	3,302	(315)		(344)		(340)

Operating costs:
Cost of goods sold	33,546	40,718	38,432	33,548	40,720	38,432	—	—	—	(2)	[3]	(2)	[3]	—
Selling, general and administrative expenses	4,951	6,529	4,122	4,389	5,930	3,604	588	635	566	(26)	[3]	(36)	[3]	(48)	[3]
Research and development expenses	2,119	2,380	1,552	2,119	2,380	1,552	—	—	—	—		—		—
Interest expense of Financial Products	587	624	727	—	—	—	593	631	734	(6)	[4]	(7)	[4]	(7)	[4]
Other operating (income) expenses	2,023	1,619	953	821	405	(51)	1,224	1,235	1,019	(22)	[3]	(21)	[3]	(15)	[3]
Total operating costs	43,226	51,870	45,786	40,877	49,435	43,537	2,405	2,501	2,319	(56)		(66)		(70)
Operating profit	3,785	3,314	9,870	3,270	2,707	9,157	774	885	983	(259)		(278)		(270)
Interest expense excluding Financial Products	507	484	465	550	526	508	—	—	—	(43)	[4]	(42)	[4]	(43)	[4]
Other income (expense)	161	322	(34)	(103)	62	(298)	48	24	37	216	[5]	236	[5]	227	[5]

Consolidated profit before taxes	3,439	3,152	9,371	2,617	2,243	8,351	822	909	1,020	—		—		—
Provision (benefit) for income taxes	916	692	2,795	686	432	2,515	230	260	280	—		—		—
Profit of consolidated companies	2,523	2,460	6,576	1,931	1,811	5,836	592	649	740	—		—		—
Equity in profit (loss) of unconsolidated affiliated companies	—	8	(6)	—	8	(6)	—	—	—	—		—		—
Equity in profit of Financial Products’ subsidiaries	—	—	—	591	640	726	—	—	—	(591)	[6]	(640)	[6]	(726)	[6]

Profit of consolidated and affiliated companies	2,523	2,468	6,570	2,522	2,459	6,556	592	649	740	(591)		(640)		(726)

Less: Profit (loss) attributable to noncontrolling interests	11	16	14	10	7	—	1	9	14	—		—		—

Profit [7]	$2,512	$2,452	$6,556	$2,512	$2,452	$6,556	$591	$640	$726	$(591)		$(640)		$(726)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.

[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.

[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.

[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.

[7]	Profit attributable to common stockholders.

Supplemental Data for Financial Position
At December 31			Supplemental consolidating data
	Consolidated		Machinery, Energy & Transportation [1]		Financial Products		Consolidating Adjustments
(Millions of dollars)	2015	2014	2015	2014	2015	2014	2015		2014
Assets
Current assets:
Cash and short-term investments	$6,460	$7,341	$5,340	$6,317	$1,120	$1,024	$—		$—
Receivables - trade and other	6,695	7,737	3,564	4,215	345	300	2,786	[2,3]	3,222	[2,3]
Receivables - finance	8,991	9,027	—	—	12,891	13,458	(3,900)	[3]	(4,431)	[3]
Prepaid expenses and other current assets	1,662	1,565	817	1,087	850	491	(5)	[4]	(13)	[4]
Inventories	9,700	12,205	9,700	12,205	—	—	—		—
Total current assets	33,508	37,875	19,421	23,824	15,206	15,273	(1,119)		(1,222)

Property, plant and equipment - net	16,090	16,577	11,888	12,392	4,202	4,185	—		—
Long-term receivables - trade and other	1,170	1,364	121	154	215	268	834	[2,3]	942	[2,3]
Long-term receivables - finance	13,651	14,644	—	—	14,516	15,618	(865)	[3]	(974)	[3]
Investments in Financial Products subsidiaries	—	—	3,888	4,488	—	—	(3,888)	[5]	(4,488)	[5]
Noncurrent deferred and refundable income taxes	2,489	2,303	3,208	2,843	74	93	(793)	[6]	(633)	[6]
Intangible assets	2,821	3,076	2,815	3,069	6	7	—		—
Goodwill	6,615	6,694	6,598	6,677	17	17	—		—
Other assets	1,998	1,965	612	600	1,400	1,365	(14)	[4]	—
Total assets	$78,342	$84,498	$48,551	$54,047	$35,636	$36,826	$(5,845)		$(6,375)

Liabilities
Current liabilities:
Short-term borrowings	$6,967	$4,708	$9	$9	$6,958	$4,699	$—		$—
Short-term borrowings with consolidated companies	—	—	—	—	1,096	1,108	(1,096)	[7]	(1,108)	[7]
Accounts payable	5,023	6,515	4,848	6,436	193	180	(18)	[8]	(101)	[8]
Accrued expenses	3,116	3,548	2,841	3,273	275	288	—		(13)	[9]
Accrued wages, salaries and employee benefits	1,994	2,438	1,951	2,396	43	42	—		—
Customer advances	1,146	1,697	1,146	1,697	—	—	—		—
Dividends payable	448	424	448	424	—	—	—		—
Other current liabilities	1,671	1,692	1,315	1,299	373	402	(17)	[6,9]	(9)	[6]
Long-term debt due within one year	5,877	6,791	517	510	5,360	6,281	—		—
Total current liabilities	26,242	27,813	13,075	16,044	14,298	13,000	(1,131)		(1,231)
Long-term debt due after one year	25,169	27,696	8,991	9,477	16,209	18,251	(31)	[7]	(32)	[7]
Liability for postemployment benefits	8,843	8,963	8,843	8,963	—	—	—		—
Other liabilities	3,203	3,200	2,757	2,737	1,241	1,087	(795)	[6,9]	(624)	[6]
Total liabilities	63,457	67,672	33,666	37,221	31,748	32,338	(1,957)		(1,887)
Commitments and contingencies
Stockholders’ equity
Common stock	5,238	5,016	5,238	5,016	911	911	(911)	[5]	(911)	[5]
Treasury stock	(17,640)	(15,726)	(17,640)	(15,726)	—	—	—		—
Profit employed in the business	29,246	28,515	29,246	28,515	3,747	3,756	(3,747)	[5]	(3,756)	[5]
Accumulated other comprehensive income (loss)	(2,035)	(1,059)	(2,035)	(1,059)	(896)	(311)	896	[5]	311	[5]
Noncontrolling interests	76	80	76	80	126	132	(126)	[5]	(132)	[5]
Total stockholders’ equity	14,885	16,826	14,885	16,826	3,888	4,488	(3,888)		(4,488)
Total liabilities and stockholders’ equity	$78,342	$84,498	$48,551	$54,047	$35,636	$36,826	$(5,845)		$(6,375)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

[2]	Elimination of receivables between Machinery, Energy & Transportation and Financial Products.

[3]	Reclassification of Machinery, Energy & Transportation's trade receivables purchased by Financial Products and Financial Products' wholesale inventory receivables.

[4]	Elimination of Machinery, Energy & Transportation's insurance premiums that are prepaid to Financial Products.

[5]	Elimination of Financial Products’ equity which is accounted for by Machinery, Energy & Transportation on the equity basis.

[6]	Reclassification reflecting required netting of deferred tax assets/liabilities by taxing jurisdiction.

[7]	Elimination of debt between Machinery, Energy & Transportation and Financial Products.

[8]	Elimination of payables between Machinery, Energy & Transportation and Financial Products.

[9]	Elimination of prepaid insurance in Financial Products’ accrued expenses or other liabilities.

Supplemental Data for Statement of Cash Flow
For the Years Ended December 31			Supplemental consolidating data
	Consolidated		Machinery, Energy & Transportation [1]		Financial Products		Consolidating Adjustments
(Millions of dollars)	2015	2014	2015	2014	2015	2014	2015		2014
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,523	$2,468	$2,522	$2,459	$592	$649	$(591)	[2]	$(640)	[2]
Adjustments for non-cash items:
Depreciation and amortization	3,046	3,163	2,164	2,253	882	910	—		—
Undistributed profit of Financial Products	—	—	—	(170)	—	—	—		170	[3]
Provision (benefit) for deferred income taxes	(307)	(954)	(425)	(995)	118	41	—		—
Actuarial (gain) loss on pension and postretirement benefits	179	2,624	179	2,624	—	—	—		—
Other	453	470	343	312	(138)	(114)	248	[4]	272	[4]
Financial Products' dividend in excess of profit	—	—	9	—	—	—	(9)	[10]	—
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	764	163	461	786	(85)	43	388	[4,5]	(666)	[4,5]
Inventories	2,274	101	2,280	128	—	—	(6)	[4]	(27)	[4]
Accounts payable	(1,165)	222	(1,343)	212	95	(43)	83	[4]	53	[4]
Accrued expenses	(199)	(10)	(223)	54	11	(64)	13	[4]	—
Accrued wages, salaries and employee benefits	(389)	901	(390)	892	1	9	—		—
Customer advances	(501)	(593)	(501)	(593)	—	—	—		—
Other assets—net	143	(139)	192	(94)	(55)	(44)	6	[4]	(1)	[4]
Other liabilities—net	(146)	(359)	(93)	(398)	(34)	38	(19)	[4]	1	[4]
Net cash provided by (used for) operating activities	6,675	8,057	5,175	7,470	1,387	1,425	113		(838)

Cash flow from investing activities:
Capital expenditures—excluding equipment leased to others	(1,388)	(1,539)	(1,373)	(1,519)	(16)	(20)	1	[4]	—
Expenditures for equipment leased to others	(1,873)	(1,840)	(257)	(122)	(1,643)	(1,797)	27	[4]	79	[4]
Proceeds from disposals of leased assets and property, plant and equipment	760	904	114	81	655	837	(9)	[4]	(14)	[4]
Additions to finance receivables	(9,929)	(11,278)	—	—	(12,928)	(14,380)	2,999	[5,8]	3,102	[5,8]
Collections of finance receivables	9,247	9,841	—	—	12,227	12,607	(2,980)	[5]	(2,766)	[5]
Net intercompany purchased receivables	—	—	—	—	745	10	(745)	[5]	(10)	[5]
Proceeds from sale of finance receivables	136	177	—	—	136	180	—		(3)	[5]
Net intercompany borrowings	—	—	—	—	1	13	(1)	[6]	(13)	[6]
Investments and acquisitions (net of cash acquired)	(400)	(30)	(400)	(30)	—	—	—		—
Proceeds from sale of businesses and investments (net of cash sold)	178	199	184	219	—	—	(6)	[8]	(20)	[8]
Proceeds from sale of securities	351	810	25	403	326	407	—		—
Investments in securities	(485)	(825)	(27)	(425)	(458)	(400)	—		—
Other—net	(114)	(46)	(49)	(17)	(65)	(34)	—		5	[9]
Net cash provided by (used for) investing activities	(3,517)	(3,627)	(1,783)	(1,410)	(1,020)	(2,577)	(714)		360

Cash flow from financing activities:
Dividends paid	(1,757)	(1,620)	(1,757)	(1,620)	(600)	(470)	600	[7]	470	[7]
Distribution to noncontrolling interests	(7)	(7)	(7)	(7)	—	—	—		—
Contribution from noncontrolling interests	—	4	—	4	—	—	—		—
Common stock issued, including treasury shares reissued	33	239	33	239	—	5	—		(5)	[9]
Treasury shares purchased	(2,025)	(4,238)	(2,025)	(4,238)	—	—	—		—
Excess tax benefit from stock-based compensation	24	182	24	182	—	—	—		—
Net intercompany borrowings	—	—	(1)	(13)	—	—	1	[6]	13	[6]
Proceeds from debt issued (original maturities greater than three months)	5,132	10,649	3	1,994	5,129	8,655	—		—
Payments on debt (original maturities greater than three months)	(8,292)	(9,248)	(517)	(785)	(7,775)	(8,463)	—		—
Short-term borrowings - net (original maturities three months or less)	3,022	1,043	4	—	3,018	1,043	—		—
Net cash provided by (used for) financing activities	(3,870)	(2,996)	(4,243)	(4,244)	(228)	770	601		478
Effect of exchange rate changes on cash	(169)	(174)	(126)	(96)	(43)	(78)	—		—
Increase (decrease) in cash and short-term investments	(881)	1,260	(977)	1,720	96	(460)	—		—
Cash and short-term investments at beginning of period	7,341	6,081	6,317	4,597	1,024	1,484	—		—
Cash and short-term investments at end of period	$6,460	$7,341	$5,340	$6,317	$1,120	$1,024	$—		$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.

[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.

[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.

[5]	Reclassification of Financial Products' cash flow activity from investing to operating for receivables that arose from the sale of inventory.

[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.

[7]	Elimination of dividend from Financial Products to Machinery, Energy & Transportation.

[8]	Elimination of proceeds received from Financial Products related to Machinery, Energy & Transportation’s sale of businesses and investments.

[9]	Elimination of change in investment and common stock related to Financial Products.

[10]	Elimination of Financial Products' dividend to Machinery, Energy & Transportation in excess of Financial Products' profit.